JOINT
OPERATING AGREEMENT

ENTERED INTO BY AND BETWEEN

POLSKIE GÓRNICTWO NAFTOWE i GAZOWNICTWO S.A.

and

FX ENERGY POLAND Sp. z o.o.

COVERING THE WARSAW SOUTH AREA
(CONCESSIONS NO. 33/97/L,, NO. 5/2007/P, NO. 11/2007/P, NO. 15/2007/P AND NO. 48/2008/P)

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

ARTICLE II	EFFECTIVE DATE AND TERM

ARTICLE III	SCOPE
3.1 Scope
3.2 Interests in the Joint Venture
3.3 Benefits, Obligations and Liabilities
3.4 Petroleum Contract
3.5 Obligation of POGC to bear the costs of seismic and the first Exploration Well

ARTICLE IV	OPERATOR
4.1 Designation of Operator
4.2 Rights and Duties of Operator
4.3 Employees
4.4 Information Supplied by Operator
4.5 Settlement of Disputes
4.6 Limitation of Liability of the Operator
4.7 Insurance Obtained by the Operator
4.8 Commingling of Funds
4.9 Resignation of the Operator
4.10 Removal of the Operator
4.11 Appointment of a New Operator

ARTICLE V	OPERATING COMMITTEE
5.1 Establishment of the Operating Committee
5.2 Powers and Duties of the Operating Committee
5.3 Authority to Vote
5.4 Subcommittees
5.5 Notice of Meeting
5.6 Contents of Meeting Notice
5.7 Location of Meetings
5.8 Operator’s Duties for Meetings
5.9 Voting Procedure
5.10 Record of Votes
5.11 Minutes
5.12 Voting by Notice
5.13 Effect of Vote

ARTICLE VI	WORK PROGRAMS AND BUDGETS
6.1 Exploration and Appraisal
6.2 Development
6.3 Production
6.4 Closure of Production
6.5 Itemization of Expenditures
6.6 Contract Awards
6.7 Authorization for Expenditure (“AFE”) Procedure
6.8 Overexpenditures of Work Programs and Budgets

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ARTICLE VII	SOLE RISK
7.1 Preliminary
7.2 General Provisions
7.3 Sole Risk Drilling
7.4 Sole Risk Development
7.5 Sole Risk Seismic

ARTICLE VIII	DEFAULT
8.1 Default
8.2 Effects of Default
8.3 Allocation of Defaulted Accounts
8.4 Remedies
8.5 Survival

ARTICLE IX	DISPOSITION OF PRODUCTION
9.1 Measuring
9.2 Right to Take in Kind
9.3 Separate Agreements for Natural Gas

ARTICLE X	ABANDONMENT
10.1 Abandonment of Wells Drilled as Joint Operations
10.2 Abandonment Security

ARTICLE XI	SURRENDER, AND EXTENSION
11.1 Surrender
11.2 Extension of the Term

ARTICLE XII	TRANSFER AND ENCUMBRANCE OF RIGHTS UNDER THE AGREEMENT

ARTICLE XIII	TERMINATION OF THE AGREEMENT
13.1 Right of Withdrawal
13.2 Complete or Partial Withdrawal
13.3 Rights of a Withdrawing Party
13.4 Obligations and Liabilities of a Withdrawing Party
13.5 Emergency
13.6 Assignment
13.7 Approvals
13.8 Withdrawal or Abandonment by All Parties
13.9 Effect of termination of the Petroleum Contract

ARTICLE XIV	RELATIONSHIP OF PARTIES AND TAX
14.1 Relationship of Parties
14.2 Tax

ARTICLE XV	ANNOUNCEMENTS AND CONFIDENTIALITY
15.1 Confidential Information
15.2 Exclusions from Confidentiality
15.3 Obtaining approval on disclosure
15.4 Public Announcements
15.5 Default of obligation to keep Confidential Information
15.6 Biding of obligation to keep Confidential Information

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15.7 Proprietary Technology
15.8 Trades

ARTICLE XVI	FORCE MAJEURE

ARTICLE XVII	NOTICES

ARTICLE XVIII	APPLICABLE LAW AND DISPUTE RESOLUTION
18.1 Applicable Law
18.2 Dispute Resolution

ARTICLE XIX	GENERAL PROVISIONS
19.1 Additional Warranties
19.2 Waiver
19.3 Invalidity
19.4 Modifications
19.5 Headings
19.6 Counterparts and Language
19.7 Entirety

iii

THIS JOINT OPERATING AGREEMENT (hereinafter referred to as the “Agreement”) is made as of the Effective Date among:

POLSKIE GÓRNICTWO NAFTOWE I GAZOWNICTWO S.A. with its registered seat in Warsaw, at ul. Marcina Kasprzaka 25, 01-224 Warsaw, entered into the National Court Register by the District Court in Warsaw, XII Business Division, under the KRS No. 0000059492, NIP 525-000-80-28, share capital PLN 5 900 000 000 (five billion nine hundred million) – paid up in full, having the Management Board composed of: Michał Szubski – President of the Management Board, Radosław Dudziński – Deputy President of the Management Board; Sławomir Hinc – Deputy President of the Management Board, Marek Karabuła – Deputy President of the Management Board and Mirosław Szkałuba – Deputy President of the Management Board (hereinafter called “POGC”), represented by
1. Piotr Gliniak – Director of the Exploration Department.
2. Krzysztif Dubiel – Director of the Investment Control Office

and

FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at ul. Chałubinskiego 8, 00-613 Warsaw, entered into the National Court Register by the District Court in Warsaw under the KRS No. 0000052459, NIP 521-275-14-81, share capital PLN 1 895 000 (one million eight hundred ninety five thousand) (hereinafter called “FX”) represented by
1. Zbigniew Tatys
2. Eva Sokolovski

Subject to the definition below of “Parties”, the companies named above may sometimes individually be referred to as “Party” and collectively as the “Parties” or, where applicable, the “Operator”, or the “Non-Operator”.

WHEREAS, the Parties entered the Letter of Intent dated 9 December 2010 regarding the co-operation within the Warsaw South area (concessions blocks No. 234, 235, 254, 255 and 274N) (hereinafter “The Letter of Intent”) committing themselves to negotiate in good faith in order to agree the terms of the joint operating agreement regarding the above area, within six months till January 31, 2011;

WHEREAS, POGC agreed to finance 100% of the costs of acquisition of 273 kilometers of seismic profiles with processing and interpretation and 100% of the costs of drilling the first Exploration Well in the concession area in dry well cost version to the bottom of Zechstein limestone, and thereafter the costs of the Joint Operations are to be borne by both Parties proportionally to their Interests;

WHEREAS, FX has obtained concessions No. 33/97/L, No. 5/2007/p, No. 11/2007/p, No. 15/2007/p and No. 48/2008/p and is Party of MUA;

WHEREAS, as of the date of this Agreement is the only mining user pursuant to the Block 234 MUA, Block 235 MUA, Block 254 MUA and Block 274 and is the owner of 81.82% interest in the mining usufruct basing on the MUA on Block 255 and POGC is the owner of 18.18% interest in the mining usufruct basing on the MUA on Block 255;

WHEREAS, FX intends to assign to POGC a 49% (forty nine per cent) interest in the MUA’s on Block 234, on Block 235, on Block 254 and on Block 274N as well as a 30.82% interest in the MUA on Block 255;

WHEREAS, the Parties agreed that from the day of execution of this Agreement expires the agreement No. EL/DN/05/11825 covering 255 Block area signed on October 22, 1999 with later changes;

WHEREAS, the Parties agreed that co-operation based on this Agreement exclude fields and geological formations below bottom of Carboniferous; and

WHEREAS, the Parties all the relevant corporate approvals of their corporate authorities for entering into this Agreement:

NOW, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1	Day means any calendar day.

1.2	Business Day means a calendar day other than Saturday, Sunday or public holidays in Poland.

1.3	Effective Date means the date this Agreement comes into effect as stated in Article II.

1.4
Natural Gas or Gas means hydrocarbons that are in a gaseous state under normal atmospheric conditions of temperature and pressure, including wet gas, dry gas, casinghead gas, coal bed methane and all other gaseous hydrocarbons including the residue gas remaining after the condensation or extraction of liquid hydrocarbons from gas, but excluding condensed or extracted liquid hydrocarbons.

1.5	Operating Committee means the committee constituted in accordance with Article V of this Agreement.

1.6	Block No. 234 Concession means concession No. 5/2007/P dated 5 July 2007 with later changes.

1.7	Block No. 235 Concession means concession No. 48/2008/P dated 30 September 2008 with later changes.

1.8	Block No. 254 Concession means concession No. 11/2007/P dated 5 July 2007 with later changes.

1.9	Block No. 255 Concession means concession No. 33/97/L dated 8 August 1997 with later changes.

1.10	Block No. 274N Concession means concession No. 15/2007/P dated 20 September 2007 with later changes.

1.11	Concessions mean 234 Block Concession, 235 Block Concession, 254 Block Concession, 255 Block Concession, and 274N Block Concession.

1.12	Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. Plug Back and other derivatives shall be construed accordingly.

1.13
Minimum Work Obligations means those work and/or expenditure obligations specified in the Petroleum Contract which must be performed during the then current Petroleum Contract phase or period in order to satisfy the obligations of the Petroleum Contract.

1.14	Non-Operator(s) means the Party or Parties to this Agreement other than Operator.

1.15
Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Petroleum Contract or if the Petroleum Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved for the Joint Operations.

1.16
Contract Area means as of the Effective Date the area described in more detail in Appendix B to this Agreement. The perimeter or perimeters of the Contract Area shall also include that area within the perimeter covered by any exploitation concessions which the Parties may be granted, provided that such concessions are used in connection with their operations hereunder, as such area may vary from time to time during the term of validity of any such exploitation concessions. The Contract Area excluded gas field “Wilga” area (area and mining area “Wilga”) which borders were described in Appendix B to this Agreement.

1.17
Discovery means the finding through petroleum operations hereunder of a deposit of Crude Oil and/or Natural Gas which can be recovered at the surface in a flow measurable by conventional petroleum industry practices.

1.18	Commercial Discovery means any Discovery which is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.19	Production Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.20	Exploration Well means any well whose purpose at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons whose existence was at that time unproven by drilling.

1.21
Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to determine the volume of Hydrocarbon reserves contained in an existing Discovery.

1.22	Exploration Period means any and all periods of exploration set out in the Petroleum Contract.

1.23	Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Petroleum Contract.

1.24
Petroleum Operations means all or any of the operations, authorised under this Agreement, relating to the prospecting; exploration for, exploitation, development, production, separation, and treatment, processing of Crude Oil and/or Natural Gas up to the point of export or the delivery point and may include Natural Gas processing operations but does not include Crude Oil refinery operations.

1.25	Operator means a Party to this Agreement designated in accordance with this Agreement to perform the obligations described in Article IV.

1.26
Affiliate means with respect to any of the Parties, a company or any other entity which directly or indirectly controls one of the Parties, or is controlled by such Party, or which is directly or indirectly controlled by a company, or any other entity which controls one of the Parties. “Control” means:

•	the ownership of at least fifty per cent (50%) of votes in statutory bodies of a company or another entity;

-	the authorization to appoint or remove the majority of members of the managing bodies of a company or another entity; or

-
the situation when more than a half of the members of the management board of a company or an entity are at the same time members of the management board, or perform managerial functions in a Party, or vice versa, or are members of the management board, or perform managerial functions in an entity which controls one of the Parties.

1.27	Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

1.28
Sub-Area means, at any given time, any part of the Contract Area, being delimited by surface area but applying only to that interpreted closure of any geological structure or stratigraphic trap in which a reservoir or reservoirs may exist (with respect to any initially proposed Sub-Area) or does exist (with respect to a definitive Sub-Area), which is subject to development by less than all the Parties pursuant to the terms of this Agreement, the definitive Sub-Area being that part of the Contract Area as described above which constitutes an Exploitation Area established in accordance with the applicable laws and regulations.

1.29
Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the deeper.  Deepen and other derivatives shall be construed accordingly.

1.30	Work Program and Budget means a work program for Joint Operations and budget thereof as described and approved in accordance with Article VI.

1.31
Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different or the same Zone within the existing wellbore.  Recomplete and other derivatives shall be construed accordingly.

1.32
Entitlement means a quantity of Hydrocarbons of which the Party has the right and obligation to take delivery pursuant to the Petroleum Contract and this Agreement or, if applicable, the agreements referred to in Articles 9.3 and 9.4 below.

1.33	Gross Negligence means an intentional and conscious, or reckless breach, of:

(A)           any provision of this Agreement; or

(B)           any Work Program and Budget,

but shall not include any error of judgment or mistake made by any director, employee, agent or contractor of the Operator (including its Affiliates when acting for and on behalf of the Operator) in the exercise, in good faith, of any function, authority or discretion conferred upon the Operator.

1.34
Workover means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include but are not limited to well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. Derivatives shall be construed accordingly.

1.35	Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 of any year.

1.36
Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained by Natural Gas by condensation or extraction.

1.37	Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

1.38	Party means any of the entities named in the first paragraph to this Agreement and any respective permitted successors or assigns thereof, if any.

1.39	Defaulting Party shall have the meaning ascribed in Article 8.1.

1.40	Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. Test and other derivatives shall be construed accordingly.

1.41	Interest means a fraction of costs and expenses ensuing from this Agreement, chargeable to the given Party, and a fraction of benefits which the Party is entitled to.

1.42	Agreement means this Agreement, together with the Exhibits attached to this Agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.43	Petroleum Contract means jointly:

(A)
any agreements on the establishment of mining usufruct in order to prospect for, explore or exploit Hydrocarbons with the State Treasury of the Republic of Poland, covering any part of the Contract Area;

(B)	any concession for prospecting for, exploration or exploitation of Hydrocarbons covering any part of the Contract Area.

Documents referred to above effective as of the date of signature of this Agreement are attached hereto as Appendix C.

1.44	MUAs mean 234 Block MUA, 235 Block MUA, 254 Block MUA, 255 Block MUA and 274N Block MUA.

1.45
234 BlockMUA means the agreement for the establishment of mining usufruct between the State Treasury – the Minister of Environment and FX dated 5 July 2007 covering exploration  and appraisal of oil and gas resources in the 234 concession block with later changes.

1.46
235 BlockMUA means the agreement for the establishment of mining usufruct between the State Treasury – the Minister of Environment and FX dated 30 September 2008 covering exploration and appraisal of oil and gas resources in the part of 235 concession block with later changes.

1.47
254 BlockMUA means the agreement for the establishment of mining usufruct between the State Treasury – the Minister of Environment and FX dated 5 July 2007 covering exploration  and appraisal of oil and gas resources in the 254 concession block with later changes.

1.48
255 BlockMUA means the agreement for the establishment of mining usufruct between the State Treasury – the Minister of Environment and FX dated 20 December 1997 covering exploration  and appraisal of oil and gas resources in the 255 concession block with later changes.

1.49
274N BlockMUA means the agreement for the establishment of mining usufruct between the State Treasury – the Minister of Environment and FX dated 20 September 2007 covering exploration  and appraisal of oil and gas resources in the 274N concession block with later changes.

1.50
Completion means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in the applicable Zone, including, but not limited to, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation.  Complete and other derivatives shall be construed accordingly.

1.51
Agreed Interest Rate will be relevant to the currency of monies outstanding.  For Polish Zloty – means eighty percent (80%) of the statutory interest rate as established in the ordinance of the Council of Ministers issued pursuant to Article 359 of the Civil Code.  For US$ - means a rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal for such period in respect of which interest is to be calculated, plus two and one-half (2.5) percentage points.

1.52
Foreign Currency any currency unit expressed in a currency unit other than the Polish Zloty. Any amounts specified in the Agreement (including the appendices) in a currency other than the Polish Zloty shall be converted into Zloty amounts using the medium rate of exchange announced by the National Bank of Poland as of the date of the occurrence; provided than if a VAT invoice is to be issued, as of the date of issuing the invoice.

1.53	Hydrocarbons mean all substances including Crude Oil and Natural Gas which are subject to and covered by the Petroleum Contract.

1.54
Government means any public authority of the Republic of Poland, and any subdivision (unit), agency or instrumentality thereof, including authorities (such as local governments) authorized to enact laws or issue administrative decisions, and any authority of the European Union to the extent they have decision powers regarding the Joint Operations.

1.55
Joint Property means the assets acquired or in possession of the Parties for use in Joint Operations, including in particular any wells, facilities, equipment, materials, information and funds owned jointly by the Parties.

1.56
Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties according to their Interests hereunder. In the event of any doubt charging of costs shall mean the sale of goods or services by the Operator to the Non-Operator which shall be documented by VAT invoices issued pursuant to the regulations regarding the goods and services tax.

1.57	Joint Venture means carrying out of any activities within the framework of Joint Operations on the Contract Area

1.58
Joint Account means the joint settlement of the costs and expenses of the Parties, including the settlements of these costs and expenses with the use of the account maintained by the Operator in accordance with this Agreement and the Accounting Procedure.

1.59	Accounting Procedure means the rules set forth in Appendix A to this Agreement.

1.60	Default Notice shall have the meaning ascribed in Article 8.1.

1.61
Sidetracking means the directional control and intentional deviation of a well so as to change the bottom hole location, unless done to straighten the hole, or to drill around junk in the hole, or to overcome other mechanical difficulties.  Sidetrack and other derivatives shall be construed accordingly.

1.62	AFE means an authorization for expenditure pursuant to Article 6.7.

ARTICLE II - EFFECTIVE DATE AND TERM

This Agreement shall have effect from the date of execution by all Parties and shall continue in effect until the Petroleum Contract terminates and the Joint Property have been removed from the Contract Area and the final settlement has been made among the Parties regarding the costs and expenses borne hereunder, as well as any benefits earned.

Notwithstanding the foregoing:

(A)	Article X shall remain in effect until all wells drilled within the Contract Area pursuant to this Agreement, have been properly abandoned; and

(B)	Article XVIII and Article 4.5 and Article 13.9 shall remain in effect until all obligations, claims, arbitration and lawsuits have been settled or otherwise resolved.

ARTICLE III - SCOPE

3.1	Scope

(A)
The purpose of this Agreement is to establish the rules of cooperation among the Parties and the principles of settlement with regard to without limitation the exploration, appraisal, development and production of Hydrocarbon reserves from the Contract Area, and to establish the principles of common policy in this respect.

(B)	With the proviso below, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)	Construction, operation, maintenance, repair and removal of facilities downstream from the point of delivery of Hydrocarbons;

(2)	Transportation of Hydrocarbons beyond the point of delivery of the Parties’ shares of Hydrocarbons;

(3)	Marketing and sales of Hydrocarbons, except as expressly provided in Articles VIII and IX;

(4)
Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitisation with an adjoining contract area under the terms of the Petroleum Contract); and

(5)	Exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

The Parties may by mutual agreement extend the scope of this Agreement to include one or more of the items listed as (1), (2) or (3) above.

3.2	Interests in the Joint Venture

Subject as provided hereinafter, and in particular in Article 3.5, all Joint Assets, all Hydrocarbons produced as a result of Joint Operations, all revenue obtained from Joint Operations, and all costs, expenses, rights and obligations in respect of the Joint Operations shall be owned and borne by the Parties in proportion to their respective Interests which at the date hereof are as follows:-

FX	51% (fifty-one percent)
POGC	49% (forty-nine percent)

3.3	Benefits, Obligations and Liabilities

(A)
Unless otherwise provided in this Agreement, the Parties shall, in proportions reflecting their respective Interests, bear all obligations under the Petroleum Contract and all liabilities costs and expenses incurred in connection with Joint Operations.

(B)
Unless otherwise provided in this Agreement, all rights and benefits hereunder, including rights to geological documentation, fixed assets, Hydrocarbons and revenue, resulting from Joint Operations shall be shared by the Parties in proportions reflecting their respective Interests. Subject to the terms of this Agreement, in particular Article VII and Article VIII and the relevant law regulations, the Operator shall allow the other Parties to use the geological information obtained in connection with the Joint Operations.

(C)
Each Party shall pay when due, in accordance with this Agreement and the Accounting Procedure, its Interest share of Joint Account costs (expenses), accrued or incurred in connection with Joint Operations.  The Parties agree that any delay with respect to payment due under this Agreement and the Accounting Procedure shall constitute an event of default thereof.

3.4	Petroleum Contract

The Parties agree, subject as hereinafter provided, to hold and maintain the Petroleum Contract in good standing, valid and in full force and effect for their own in proportion to their respective Interests hereunder. In addition, the Parties agree that in the Operating Committee decides that a production concession should be applied for, the Parties, or any of them (as may be required) shall apply to the Government for such concession. When such concession is granted, it shall constitute a part of the Petroleum Contract under this Agreement.

The Parties further acknowledge that nothing in this Agreement authorises or obliges any of the Parties to take any action which would or might be in conflict with the Petroleum Contract, Polish law or the conditions of the concession awarded under the Petroleum Contract, or otherwise.

3.5	Obligation of POGC to bear the costs of seismic surveys and the first Exploration Well

POGC undertakes to bear:

(A)
100% (hundred per cent) of the net costs but no more than 13,003,329.00 PLN of acquisition of 273 kilometers of seismic profiles with processing and interpretation on concession blocks 234, 255, 255 and 274N (realization of this works was started on FX order before signing of this Agreement) and;

(B)
100% of the costs of drilling the first Exploration Well in the concession area after signing this Agreement according the well project which will be approved by Operating Committee in dry well cost version to the bottom of Zechstein limestone or to the net cost 23 million PLN plus obligatory VAT (depends on which situation will occur earlier). For the full clearness, to the cost of well drilling to the bottom of the Zechstein limestone is included as well cost of well logging in interval from the surface to the bottom of the Zechstein limestone (logging, check shots, VSP, mud logging), casing and cementing of 7” liner and the Zechstein limestone testing with interpretation and costs of core analysis from this level. The other costs of the well drilling to the programmed depth will be borne by both Parties proportionally to their Interests;

The performance of such obligation by POGC is the condition for acquiring by POGC the 49% Interest in the Joint Venture in accordance with Article 3.2 and Article 3.3(B) and transfer by FX on behalf of POGC, subject to the Ministry approval, 49% interest in the MUA’s on Block 234, on Block 235, on Block 254 and on Block 274N as well as a 30.82% interest in the MUA on Block 255.

The settlement of infrastructure maintenance and liquidation costs on Wilga gas field as well as cost settlement of property value remained after this infrastructure liquidation will be done according the previous interests (FX – 81.81%, POGC – 18.18%).

Subject to the foregoing, the costs of further Joint Operations shall be borne by both Parties in proportion to their respective Interests.

ARTICLE IV - OPERATOR

4.1	Designation of Operator

FX is hereby designated as the Operator and agrees to perform this function in accordance with this Agreement.

4.2	Rights and Duties of Operator

(A)
Subject to the terms and conditions of this Agreement, Operator shall have exclusive charge of and shall conduct all Joint Operations.  Operator may employ independent contractors and/or agents in such Joint Operations.

(B)	The Operator shall use reasonable endeavours to:

(1)
perform Joint Operations in accordance with the provisions of the Petroleum Contract, any concession granted pursuant to the Petroleum Contract or otherwise relating to the same Contract Area as this Agreement, this Agreement and the instructions of the Operating Committee provided that such instructions are not in conflict with this Agreement;

(2)
conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent Crude Oil fields and Natural Gas deposits practices and nature conservation principles generally followed by the international petroleum industry under similar circumstances;

(3)	not obtain any compensation from the Non-Operators as a result of being the Operator in its conduct of Joint Operations, except as set forth in this Agreement and the Accounting Procedure;

(4)	perform the duties for the Operating Committee set out in Article V, and prepare and submit to the Operating Committee the proposed Work Programs, Budgets and AFEs as provided in Article VI;

(5)	take all reasonable steps required to obtain all permits, consents, approvals, surface or other rights that may be necessary for or in connection with the conduct of Joint Operations;

(6)
(subject to receiving reasonable notice) permit the Parties to have at all reasonable times and at their own expense reasonable access to the activities conducted as part of the Joint Operations with the right to observe all such operations and to inspect the Joint Property and to review books and records maintained by the Operator for the purpose of the Joint Operations.  Such access and control shall not, however, unduly interfere with the Joint Operations conducted or with the Operator’s work;

(7)
ensure that all reasonable steps are taken as may be required to maintain the Petroleum Contract in full force and effect.  Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable efforts to manage the Joint Property free from any liens, charges or encumbrances arising out of Joint Operations;

(8)
pay to the Government from the Joint Account, within the periods and in the manner prescribed by the Petroleum Contract and all applicable laws and regulations, all periodic payments, royalties, fees and other payments pertaining to Joint Operations;

(9)
carry out its obligations pursuant to the Petroleum Contract, or, with respect to obligations arising therefrom to Non-Operator, take all steps required by the Petroleum Contract, including those requested by Non-Operator, with respect to preparing and furnishing such reports, records and information as may be required pursuant to such Petroleum Contract;

(10)
take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency including any required by the Petroleum Contract, any concession pursuant thereto and any laws and regulations; provided, however, that Operator shall immediately notify the Parties of the details of such emergency and measures; and

(11)	include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)
permit Operator, on behalf of itself and Non-Operator, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(b)	require such contractors to enter into the necessary insurance contracts which prove necessary to minimize the risk of conducted operations within the scope provided for in Article 4.7(H).

(C)
The Operator shall have, in accordance with the decisions of the Operating Committee and following the legal regulations, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Petroleum Contract and Joint Operations.  The Operator may request the participation of the Non-Operator in the above activities. Nothing in this Agreement shall limit the Parties’ right to participate in any talks with the Government in the matters related to the business interest of such Parties; however in such case the relevant Party shall immediately notify the other Parties about such matters.

4.3	Employees

Subject to the provisions of any approved Work Program and Budget, the number of employees of the Operator employed in connection with the Joint Operations shall be determined solely by the Operator. The Operator shall also determine their selection, hours of work and remuneration.  The Operator shall charge to the Joint Account all employee costs and other personnel costs, including the costs of complying with the terms of the Petroleum Contract.

4.4	Information Supplied by Operator

Within the scope permitted by the Polish law regulations:

(A)	Operator shall provide Non-Operator the following data and reports from the Joint Operations on a current basis:

(1)	copies of all logs or surveys;

(2)	daily drilling and weekly seismic acquisition progress reports;

(3)	copies of all Tests and core analysis reports;

(4)	copies of the plugging reports;

(5)	copies of final current geological and geophysical maps and reports created as a result of Joint Operations;

(6)	engineering studies, development schedules and monthly progress reports on development projects;

(7)	field and well performance reports, including reservoir studies and reserve estimates;

(8)
copies of all reports relating to Joint Operations furnished by Operator to the Government, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Non-Operator requesting same;

(9)	other reports as frequently as is justified by the activities or as instructed by the Operating Committee; and

(10)
subject to Article 15.3, such additional information for Non-Operator as they or any of them may request, provided, however, that the preparation of such information will not unduly burden Operator’s administrative and technical personnel and provided the costs of preparation thereof shall be paid by Non-Operator.

(B)
Operator shall give Non-Operator access at all reasonable times to all other data acquired in the conduct of Joint Operations.  Non-Operator may request preparation of one copy of such other data (drawn up at the expense of Joint Account), and make additional copies of such other data at its sole expense.

(C)
In the event any interpretative data are supplied by the Operator to Non-Operator (provided the interpretative character thereof was either manifest, or expressly reserved by the Operator), the Operator shall not be held liable for any damages suffered by Non-Operator or third parties in acting in reliance upon such data.

4.5	Settlement of Disputes

(A)
Operator shall promptly notify the Parties of any and all material claims or suits which arise out of Joint Operations conducted.  The Operator shall represent the Parties and on behalf of them seek to assert their reasonable claims, and/or defend or oppose their claims or suits, as the case may be. Operator may in its sole discretion, in the name of the Parties settle in or outside the court any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of U.S. dollars fifty thousand (US$50,000) exclusive of legal fees.  Operator shall obtain the approval and direction of the Operating Committee for any individual claim or suit involving an amount in excess of U.S. dollars fifty thousand (US$50,000) and any claim or suit which, when added to all claims or suits brought by or against any of the Parties taken collectively in the same Calendar Year, exceed in the aggregate the equivalent of U.S. dollars one hundred fifty thousand (US$150,000) exclusive of legal fees.

(B)
Non-Operator shall promptly notify the other Party of any claim made against such Non-Operator by a third party which arises out of or may affect the Joint Operations. The directions as to the conduct of Non-Operator in such an event, including the directions as to the settlement shall be given by the Operating Committee.  Costs and expenses incurred by Non-Operator pursuant to a dispute arising under Joint Operations shall be borne by the Joint Account.

(C)	The Operator shall be entitled to use the legal assistance rendered by entities with experience and reputation in providing legal services.

(D)
Notwithstanding Articles 4.5(A) and 4.5(B), each Party shall have the right to participate as an observer in any negotiations concerning settlement conducted in accordance with Articles 4.5(A) and 4.5(B) at its sole cost and expense.

(E)
In case when the side if dispute is the Affiliate entity of Operator (or dispute result will impact on right or duties of the Affiliate entity with Operator) and value of dispute matter exceeds an equivalent of fifty thousand USD in Polish zloty Operator will promptly notify Non-Operator about this fact. Operator will conduct the procedure leading to the dispute settlement according to Article 4.5 (A). Non-Operator will have right as observer on his own cost in the dispute settling procedure by Operator. In such situation Non-Operator will have right to demand from Operator information and documents connected with dispute and present his objections. The decision concerning the dispute settlement way will need the Operating Committee approval.  The Party voting against the decision of the dispute settlement shall present and put under voting his own proposal.

4.6	Limitation of Liability of the Operator

(A)
“Indemnitee” shall mean the Operator, its Affiliates and persons acting on behalf of and for the Operator or its Affiliates, including members of governing bodies of the Operator and its Affiliates and employees thereof. None of the Indemnitees shall bear any liability for performing or failing to perform its duties hereunder except to the extent that any such liability arising out of such performance or failure to perform is caused by its Gross Negligence.

(B)
The Parties shall in proportion to their Interests defend and indemnify the Indemnitees, from any and all damages, losses, costs, expenses, liabilities and claims brought against them in connection with Joint Operations (including reasonable costs of legal assistance), except to the extent that such damages losses, costs, expenses, liabilities and claims arising out of or incident to Joint Operations is or are caused by Gross Negligence of the Indemnitee. For the purposes of this Article 4.6 Gross Negligence of an Indemnitee shall mean exclusively the Gross Negligence of an individual who functions as such entity’s designated manager of the particular operation (including all managers or supervisors who are responsible for or in charge of onsite drilling, construction or production and related operations or any other field operations), as well as of an individual who functions for such entity at a management or higher level, including any member of the management board or other governing bodies of such entity.

(C)	Nothing in this Article 4.6 shall be deemed to relieve the Operator from its Interest share of any damage, loss, cost, expense or liability arising out of or incident to Joint Operations.

(D)	The Operator shall redress in full any damage suffered by a Party if the damage is in a normal and direct causal connection to Gross Negligence of any Indemnity.

(E)
Under no circumstances shall any Indemnity (except as a Party to the extent of its Interest) bear any liability for environmental damages, or damages not in a normal and direct causal connection with its performance or failure to perform, including but not limited to those arising from business interruption, reservoir or formation damage, inability to produce hydrocarbons, loss of profits, pollution control and environmental amelioration or rehabilitation.

4.7	Insurance Obtained by the Operator

(A)	Each Party shall insure individually, in accordance with the applicable law and market standards, the part of the Joint Property related to such Party’s Interest.

(B)
The Operator shall procure and maintain or cause to be procured and maintained all insurance in the types and amounts required by the Petroleum Contract and applicable Polish laws, rules and regulations. The Operator shall only make insurance contracts with first class companies at competitive prices, subject to prior consent by the Operating Committee.

(C)
The Operator shall obtain insurance, in addition to any insurance obtained pursuant to (B) above if the Operating Committee so requires.  The Operator shall make efforts to purchase such insurance at a reasonable price. If, in the Operator’s opinion, such additional insurance is unavailable or its price in unreasonable, it will notify the Non-Operator immediately, so as to allow revisiting the matter by the Operating Committee.

(D)
The provisions of subsections (A), (B) and (C) shall not prevent the procuring of separate insurance by each of the Parties, subject to the prior approval of the Operating Committee, which shall not be unreasonably withheld.  Such Party shall immediately notify in writing the remaining Parties of procuring any such insurance.

(E)	Each Party may decide not to participate in the insurance referred to in Article 4.7(C), provided that such Party:

(1)	immediately notifies the Operator of its decision;

(2)	does not cause difficulty to the Operator in negotiating insurance for the remaining Parties;

(3)
concurrently with, or prior to, such decision obtains insurance (and commits to provide evidence of its procurement at least once a year) or secures its risk in another method, approved by the Operating Committee.  If a Party obtains such other insurance, then (a) such Party shall notify the Operator of any intended modification or discontinuation of such insurance no less than thirty (30) days in advance; (b) such Party shall not be entitled to any benefits from insurance held by the remaining Parties or the Operator; (c) it should result from the wording of the insurance contract that the insurance covers the location of Joint Operations and such Party’s interest in the Joint Property; (d) such Party shall bear all risk in relation to any excess or deductible, any amounts deducted from insurance proceeds, any co-insurance fees, and any other risks related to this Agreement and not covered by such insurance.

(F)	The costs of insurance, other than the insurance referred to in subsections (A) (D) and (E) shall be charged to, and paid from the Joint Account, according to the Parties’ Interests.

(G)	The Operator shall, in respect of any insurance obtained pursuant to this Articles 4.7(B) or 4.7(C):

(1)	promptly inform the Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(2)	ensure the timely payment of insurance premiums; and

(3)	duly file all claims and take all necessary and proper steps to collect any proceeds.

(H)	The Operator shall use its reasonable efforts to procure that all contractors or subcontractors performing work in respect of Joint Operations:

(1)	obtain and insurance as required by the Agreement, applicable laws or the Operating Committee;

(2)	obtain from their insurers waiver of subrogation claims against the Operators, Non-Operators and their respective insurers;

(3)	provide to the Operator evidence of possessing proper insurance, prior to commencement of any work.

4.8	Commingling of Funds

The Operator may not commingle with its own funds the monies of the Joint Account.  Any transfers of funds by the Operator in order to perform the obligations of the Parties arising out of Joint Operations may be made only from the Joint Account.

4.9	Resignation of the Operator

Subject to Article 4.11:

(A)
The Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and eighty (180) Days (or such lesser period as the Operating Committee may determine) prior to the effective date of such resignation;

(B)	The Operator shall resign as Operator in the event that Articles 8.4 (D) or 13.6 apply.

4.10	Removal of the Operator

(A)	Subject to Article 4.11, the Operator shall be removed if:

(1)	An order is made by a court or an effective resolution is passed for the winding up of the Operator;

(2)	The Operator makes a petition to a court for an arrangement with its creditors;

(3)	The Operator files for the declaration of its bankruptcy by a court; or is declared bankrupt; or

(4)	A receiver is appointed for a substantial part of the Operator’s assets in accordance with the provisions of the Code of Civil Procedure.

The removal shall be effective upon the delivery of notice from Non-Operator, unless the Non-Operator’s notice provides otherwise.

(B)
Subject to Article 4.11, the Operator may be removed if it is in material breach of this Agreement and has failed to take reasonable steps to commence to cure that breach within thirty (30) Days of receipt of a notice from the Non-Operator detailing the alleged breach or has failed to diligently pursue the cure to completion.  If there is more than one Non-Operator, any decision of the Non-Operator to remove the Operator under this Article 4.10(B) shall be made by an affirmative vote of two or more Non-Operators holding a majority of the Interest held by all Non-Operators.

The removal shall be effective upon the delivery of the notice to the Operator, unless the Non-Operator’s notice provides otherwise.

(C)
If the Operator (including its Affiliates) becomes the holder of an Interest of less than fifteen percent (15%), then the Operating Committee shall then vote within sixty (60) Days of the arising of such circumstances on whether or not a successor Operator should be named pursuant to Article 4.11.

4.11	Appointment of a New Operator

The Parties agree that until a new Operator is designated, the existing Operator shall have the right and the obligation to continue the performance of its duties.  If a successor Operator is not designated concurrently with the removal of the existing Operator, the following provisions shall apply:

(A)	The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9 subject to Article 4.11(B).

(B)
If an Operator resigns in the circumstances referred to in Article 8.4(D)(2) or is removed other than in the case of Article 4.10(C), neither the Operator nor any Affiliate of the Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

(C)
The removed Operator or the Operator which resigns shall arrange for the taking of an inventory of all Joint Property and an audit of the books and records of the removed Operator pertaining to Joint Operations.  Such inventory and audit shall be completed as soon as possible. The costs of such inventory and audit shall be charged to the Joint Account.

(D)
The replacement of the Operator shall not become effective prior to receipt of any necessary Government approvals, if the obtaining of such approvals is required by the applicable laws, or of any necessary approvals required pursuant to the Petroleum Contract.

(E)
The successor Operator shall assume all duties, rights and authority held by the Operator.  The former Operator shall transfer to the successor Operator custody of all books of account, records and other documents maintained by the Operator pertaining to the Contract Area and to Joint Operations.  Upon delivery of the above-described data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after the date of appointment of the successor Operator, which does not preclude any of the Non-Operators from making claims at a later date, in connection with the performance by the former Operator of its duties hereunder. The transfer of the said documents shall be confirmed by a handover protocol signed by authorized representatives of the Parties.

ARTICLE V – OPERATING COMMITTEE

5.1	Establishment of the Operating Committee

To provide for the overall supervision regarding Joint Operations there is established an Operating Committee. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee.  Each Party shall as soon as possible after the date of signature of this Agreement give notice in writing to the other Parties of the names and addresses of its representatives and alternate representatives to serve on the Operating Committee.  Each Party shall have the right to change its representative and alternate at any time by giving notice to such effect to the other Parties.

5.2	Powers and Duties of the Operating Committee

The Operating Committee shall have the power and a duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Petroleum Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3	Authority to Vote

The representative of each Party, or, in his/her absence, the alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Interest of the Party such person represents.  Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate.  In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings observers or technical advisors at the sole cost of the Party.

5.4	Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate.  The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

5.5	Notice of Meeting

(A)	The Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)
Any Non-Operator may request the convening of a meeting of the Operating Committee by giving notice to all the other Parties.  Upon receiving such request, the Operator shall call a meeting for a date not less than fifteen (15) Days or more than twenty (20) Days after receipt of the request.

(C)	The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6	Contents of Meeting Notice

(A)	Each notice of a meeting of the Operating Committee as provided by the Operator shall contain:

(1)	The date, time and location of the meeting; and

(2)	An agenda of the matters and proposals to be considered and/or voted upon.

(B)	A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Warsaw, Poland, or elsewhere as may be decided by the Operating Committee.

5.8	Operator’s Duties for Meetings

(A)	With respect to meetings of the Operating Committee and any subcommittee(s), the Operator’s duties shall include, but not be limited to:

(1)	Timely preparation of the agenda;

(2)	Organization and conduct of the meeting; and

(3)	Preparation of a written record or minutes of each meeting.

(B)	The chairperson of the Operating Committee and the chairpersons of all subcommittees shall be appointed by the Operator.

5.9	Voting Procedure

(A)
Subject to exceptions specified herein, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of the representatives of Parties then representing collectively at least sixty seven percent (67%) of the Interests. If any third party becomes a Party to this Agreement, the Parties may decide to change the voting procedure.

(B)	Notwithstanding the foregoing, approval for proposals in the following matters:

(1)	an election to modify a Minimum Work Obligation in a manner which increases the obligations of the Parties;

(2)	a decision to relinquish all or any part of the Contract Area except at the end of a normal period of validity (renewal point) of the Petroleum Contract;

(3)	a decision that a Discovery is a Commercial Discovery and should be developed (for the avoidance of doubt, this does not include decisions as to appraising a discovery);

(4)	the delineation of an Exploitation Area;

(5)	any change of the Work Program and Budget regarding Development of a Commercial Discovery; and/or

(6)	the closure of production,

shall only be adopted by an affirmative vote of the representatives of all the Parties.

(C)
Where necessary (in the opinion of the Operator) to take any action to preserve Joint Property, the Petroleum Contract or to respond to any emergency, the Operator shall (in accordance with standard international oil and gas activity practice) be authorized to take such action without requiring the prior approval of the Operating Committee, and any such actions shall constitute Joint Operations.

5.10	Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting.  Each Party representative shall sign and be provided with a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting.  Each Party shall have fifteen (15) Days after receipt of such minutes to give notice of its objections to the minutes to the secretary.  A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes.  In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above and shall not be subject to the procedure regulating objections. Minutes of any Operating Committee meeting shall at the minimum include the following information: time, location and participants of the meeting, presentation of matters on the agenda, decisions and motions adopted and any votum separatum presented by a Party.

5.12	Voting by Notice

(A)
In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice.  The proposing Party or Parties shall notify the Operator along with all necessary supporting and explanatory data, and the Operator shall promptly give each representative notice describing the proposal so submitted. Each Party shall communicate its vote by notice to the Operator and the other Parties within one of the following appropriate time periods after receipt of the Operator’s notice:

(1)	forty-eight (48) hours in the case of Joint Operations which involve the use of a drilling rig (including a completion rig) that is standing by in the Contract Area; or

(2)	fifteen (15) days in the case of all other proposals.

(B)
Except in the case of Article 5.12(A)(1), any Non-Operator may by notice delivered to all Parties within five (5) Days of receipt of the Operator’s notice, request that the proposal be decided at a meeting rather than by notice.  In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)	Except as provided in Article X, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)	If a meeting is not requested, then at the expiration of the appropriate time period, the Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13	Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5, shall be conclusive and binding on all the Parties, except that:

(A)
If pursuant to this Article V, a Joint Operation, other than an operation to fulfill the Minimum Work Obligations, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right to conduct such operation as a Sole Risk Operation.

(1)
For proposals involving the use of a drilling rig (including a completion rig) that is standing by in the Contract Area, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given pursuant to Article 5.13(D), as applicable.

(2)
For proposals to develop a Discovery, such right shall be exercisable for fifteen (15) Days after the date the secretary of the Operating Committee has provided a record of the vote on such proposal pursuant to Article 5.6 or Article 5.12.

(3)	For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to vote on such proposal pursuant to Article 5.6 or Article 5.12.

(B)
If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as a Sole Risk Operation pursuant to Article VII, other than any proposal relating to Minimum Work Obligations, then such Party shall have the right not to participate in the operation contemplated by such approval.  Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days, or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by in the Contract Area, following Operating Committee approval of such proposal.  If any Party exercises its right of non-consent, then the remaining Parties shall not conduct the proposed operation as a Joint Operation, but any one or more of them shall have the right to present the proposal to the Operating Committee for further action.

(C)
Upon consent of all Parties, the Operating Committee may, at any time, pursuant to this Article V, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)
Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Workover or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such Joint Operation may be discontinued if:

(1)
an impenetrable substance, hazardous substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such Joint Operation to be impractical or dangerous; or

(2)
other circumstances occur which in the reasonable judgment of Operator cause the continuation of such Joint Operation to be unwarranted and after notice the Operating Committee, within the period required under Article 5.12(A), approves discontinuing such Joint Operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such Joint Operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose a Sole Risk Operation to continue such operation.

ARTICLE VI - WORK PROGRAMS AND BUDGETS

6.1	Exploration and Appraisal

(A)
On or before October 30 of each Calendar Year beginning in 2009, the Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year.  Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)
If a Discovery is made, the Operator shall deliver any notice of Discovery required under the Petroleum Contract and shall as soon as practicable submit to the Parties a report containing available details concerning the Discovery and the Operator’s recommendation as to whether the Discovery merits appraisal.  If the Operating Committee determines that the Discovery merits appraisal, the Operator within ninety (90) Days of such determination, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery.  Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Petroleum Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, the Operator shall take such steps as may be required under the Petroleum Contract to secure approval of the appraisal Work Program and Budget by the Government.  In the event that the Government requires changes in the appraisal Work Program and Budget, the matter shall be re-submitted to the Operating Committee for further consideration.

(C)
The Work Program and Budget agreed pursuant to this Article 6.1 shall include the Minimum Work Obligations, or at least that part of such Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Petroleum Contract.  If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the affirmative votes of partners holding the majority of Interests (even if the percentage of affirmative votes is lower than required pursuant to Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget.  If competing proposals receive equal votes, then the Operator shall choose between those competing proposals.  Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(C) shall include only such operations for the Joint Account as are necessary to maintain the Petroleum Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(D)
Any approved Work Program and Budget may be revised by the Operating Committee from time to time, although revisions to Work Program and Budget for a development of a Commercial Discovery require unanimity.  Any such revisions shall be effective to the extent as they are approved by the Operating Committee.  The Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the terms of the Petroleum Contract.

(E)	Subject to Article 6.7, approval of any such Work Program and Budget, which includes:

(1)
an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Exploration Well.

(2)
an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

(F)
Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2	Development

(A)
If, following completion of all necessary appraisal studies as per Clause 6.1(B) the Operating Committee unanimously determines that a Discovery is a Commercial Discovery and should be developed, the Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)	Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis through to completion of the Development Plan;

(2)	An estimated date for the commencement of production;

(3)	A delineation of the proposed Exploitation Area; and

(4)	Any other information requested by the Operating Committee.

(B)
After receipt of the relevant Development Plan and prior to any applicable deadline under the Petroleum Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development submitted by the Operator.  If the Development Plan is approved by the Operating Committee, the Operator shall, as soon as practicable, deliver any notice of Commercial Discovery required under the Petroleum Contract and take such other steps as may be required under the Petroleum Contract to secure approval of the Development Plan by the Government.  In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)
If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and the Operator shall, on or before October 30 of each Calendar Year submit to the Parties a Work Program and Budget for the Development Plan, for the following Calendar Year.  Within thirty (30) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3	Production

Prior to commencing commercial production, the Operating Committee shall appoint an independent reservoir engineer to prepare a reserves report, which shall be used as a basis for preparing the Work Programs and Budgets, and for conducting production operations. The reserves report shall be updated every three years or at such intervals as may be decided by the Operating Committee, provided that either Party may request it to updated at any time, at such Party’s expense.

On or before October 30 of each Calendar Year, the Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Contract Area and the projected production schedule for the following Calendar Year.  Within thirty (30) Days of such delivery, the Operating Committee shall meet to agree upon a production Work Program and Budget.  Any production shall be conducted in accordance with the Work Program.

6.4	Closure of Production

If during the production phase it results from the Work Program and Budget for the given Calendar Year that further production would not be commercially justified, the Operator shall propose to the Parties Work Program and Budget for the production closure, which shall detail the Joint Operations to be conducted within the Contract Area and the proposed program for production closure.  The Operating Committee shall meet to attempt to agree on the Work Program and Budget for production closure, within thirty (30) days from delivery of the proposal.

6.5	Itemization of Expenditures

(A)
During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article VI, the Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)
Each Work Program and Budget and Development Plan submitted by the Operator shall contain an itemized estimate of the costs of individual operations and all other expenditures to be made from the Joint Account during the Calendar Year in question and shall, inter alia:

(1)	identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)	include such reasonable information regarding the Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)	comply with the requirements of the Petroleum Contract;

(4)	determine the scope of utilization during Joint Operations of the personnel of Affiliates of Operator, including a list of hourly rates chargeable for the work thereof.

(C)
The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

(D)
The list of rates and the amount of utilization proposed for personnel of the Operator and its Affiliates will not be changed during the Calendar Year except with the approval of the Operating Committee.  The foregoing shall not apply to contracts entered into as a result of a tender based on an approved AFE.

6.6	Contract Awards

(A)
The Operator, as a part of the Joint Venture shall, without the Operating Committee consent, award each contract for Joint Operations approved in the Work Program and Budget which has the maximum value (exclusive of goods and services tax) below on the following basis:

exploration and appraisal Joint Operations	US$250,000 or its equivalent in another currency

development Joint Operations	US$250,000 or its equivalent in another currency

production Joint Operations	US$50,000 or its equivalent in another currency

With respect to agreements entered into for an indefinite period, the value shall be calculated based on one-year period.

(B)
If the estimate value of a contract (exclusive of goods and services tax) for Joint Operations approved by the Operating Committee exceeds the applicable threshold specified in Article 6.6(A), the Operator shall obtain a prior consent from the Operating Committee to commence the procedure aimed at election of the contractor or shall allow representatives of Non-Operator to be members of the tender committee (or another body selecting the bidder to contract with), and the decisions of the tender committee (or equivalent body) shall be made in accordance with Article 5.9.

(C)
The Operator shall award the contract to the best qualified contractor, in the Operator’s opinion, following offers review, as determined by cost and ability to perform the contract. The election of the best offer and entering into a contract shall be conducted pursuant to the public procurement regulations, if mandatory.

(D)
The Operator shall elect the contractor in compliance with its company procurement regulations or instructions as applicable at the relevant time insofar as they apply to a particular contract and comply with mandatory provisions of law.

6.7	Authorization for Expenditure (“AFE”) Procedure

(A)
Prior to incurring any commitment or expenditure which exceeds the applicable amounts set forth in Article 6.6, the Operator shall send to each Non-Operator an AFE as described in Article 6.7(C). Each Non-Operator shall have a period of fourteen (14) Days to approve or disapprove the AFE.  The Operator shall not proceed with any operation for which an AFE is required without the approval of the Non-Operators.  Failure to respond within the time specified shall be deemed an approval of the request.  Notwithstanding the above, the Operator shall not be obliged to furnish AFEs for overhead or general and administrative costs provided for in an approved Work Program and Budget.

(B)
All AFEs shall require approval of the Parties, provided that if the activity covered by the AFE is already part of an approved Work Program and Budget, any Party which does not approve shall state in writing its reasons therefor.

(C)	Each AFE proposed by the Operator shall:

(1)	identify the Joint Operation by specific reference to the applicable line items in the Work Program and Budget;

(2)	describe the work in detail;

(3)	contain the Operator’s best estimate of the total funds required to carry out such work;

(4)	outline the proposed work schedule;

(5)	provide a timetable of expenditures, if known; and

(6)	be accompanied by such other supporting information as is necessary for an informed decision.

6.8	Overexpenditures of Work Programs and Budgets

(A)
For expenditures on any line item of an approved AFE, the Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such AFE up to ten percent (10%) of each cost item of approved AFE provided that the cumulative total of all overexpenditures shall not exceed five percent (5%) of the approved AFE.

(B)
At such time that the Operator believes that the AFE limits of Article 6.8(A) will be exceeded, the Operator shall forthwith furnish a supplemental AFE for the estimated overexpenditures to the Operating Committee for their approval and shall provide the Parties with full justification of such overexpenditures.  The Operator shall promptly give notice to all Parties of the amounts of overexpenditures when actually incurred.

(C)
At such time that the Operator believes the Work Program and Budget approved limits of Article 6.8(A) will be exceeded, the Operator shall prepare and seek approval of a modification to the Work Program and Budget before conducting further Joint Operations which will result in such limits actually being exceeded.

(D)	The restrictions contained in this Article VI shall be without prejudice to the Operator’s rights to make expenditures as set out in Article 5.9 (C) and Article 13.5.

ARTICLE VII - SOLE RISK

7.1	Preliminary

Any Party may undertake sole risk drilling (“Sole Risk Drilling”), sole risk development (“Sole Risk Development”) or sole risk seismic (“Sole Risk Seismic”) (any of the aforesaid being hereinafter referred to as a “Sole Risk Operation”) subject to the following provisions of this Article.

7.2	General Provisions

(A)	No Sole Risk Operation may be carried out if:

(1)	it is substantially similar to, or conflicts with, all or part of any Work Program approved by the Operating Committee and current at the proposed commencement of such Sole Risk Operation;

(2)	it forms part of the Minimum Work Obligations; or

(B)	The following types, and only the following types, of Sole Risk Operation may be proposed:

(1)	Sole Risk Drilling consisting of:

(i)
the drilling of an Exploration Well or the Deepening or Sidetracking of a suspended well neither of such wells being inside the interpreted closure (which, for the purposes of this Article means it has been so determined by the Operating Committee taking into account all data and information available and presented to the Operating Committee at the time) of any geological structure or stratigraphic trap in which a Discovery has been made; or

(ii)
the drilling of an Exploration Well or the Deepening or Sidetracking of a suspended well inside the interpreted closure of any geological structure or stratigraphic trap in which a Discovery has been made and which well is drilled, deepened or side-tracked to a different stratigraphic level from that in which such Discovery was made and which is not completed in the horizon in which such Discovery was made; or

(iii)
the Deepening, Sidetracking or further Testing of a Well which is in the course of being drilled and which does not form part of a Development Plan, provided always that, unless the Operating Committee otherwise decides, any test programs already decided by the Operating Committee must have been carried out, the Parties informed of the results and a decision of the Operating Committee taken to abandon the well before any such deepening, side-tracking or further testing is carried out; or

(iv)
the drilling of an Appraisal Well inside, or the carrying out of geophysical work in respect of, the interpreted closure of any geological structure or stratigraphic trap in which a Discovery has been made;

(2)	Sole Risk Development consisting of the development of a Discovery; and

(3)	subject to the approval of the Operator (such approval only to be withheld on the grounds that the Sole Risk Seismic proposal will conflict with Joint Operations), Sole Risk Seismic.

(4)
if on the basis of the seismic data acquired the Party carrying Sole Risk Operation proposes drilling of a well, the remaining Parties will have the right to participate in the drilling after reimbursement of the costs of seismic works in proportion to their percentage interests in accordance with Article 7.5 (D).

(C)
Any Sole Risk Operation shall be carried out at the sole risk, cost and expense of the Party proposing such project (“Sole Risk Party”).  If a Sole Risk Operation is undertaken by more than one Sole Risk Party the risk and the cost thereof (subject in case of Sole Risk Development to Article 7.4(H)) shall be borne by each Sole Risk Party in the proportion that its Interest bears to the sum of the Interests of the Sole Risk Parties or in such other proportion as the Sole Risk Parties may agree, or in the case of a Sole Risk Development, as specified in Articles 7.4(G) and 7.4(H).

(D)	(1)
A Sole Risk Party shall exercise all necessary precautions to ensure that a Sole Risk Operation does not jeopardize, hinder or unreasonably interfere with the Joint Operations provided that, without prejudice to the provisions of Article 7(2)(F), a Sole Risk Development shall have priority over Joint Operations commenced subsequent to the authorization of such Sole Risk Development.

(2)
If in the reasonable judgment of any Party there is a substantial risk that the proposed Sole Risk Operation would appreciably impair the present or potential future production from an existing well which is then producing or capable of production or would unreasonably interfere with Joint Operations or would fail to conform to the principles of good industry practice, such Party shall so advise the other Parties stating the reasons substantiating its judgment and the Sole Risk Operation shall only be undertaken if the Operating Committee disagrees with such advice and determines that the Sole Risk Operation may be undertaken.

(E)
A Sole Risk Party shall indemnify and hold harmless the other Parties (“Non-Sole Risk Parties”) against all actions, claims, demands and proceedings whatsoever brought by any third party (including without limitation any employee of the Sole Risk Party) arising out of or in connection with the Sole Risk Operation; shall in the conduct of the Sole Risk Operation not do or fail to do anything where such act or omission might give cause for any termination or revocation of the Petroleum Contract or affect the right and title of the Non-Sole Risk Parties in and under the Petroleum Contract; shall, insofar as it may be within its control, keep the Petroleum Contract free from all liens, charges and encumbrances which may arise by reason of the conduct of the Sole Risk Operation and shall indemnify the Non-Sole Risk Parties against all damages, costs, losses and expenses whatsoever directly or indirectly caused to or incurred by them as a result of anything done or omitted to be done in the course of carrying out such Sole Risk Operation, excepting only damage inflicted to the sub-surface including any reservoir. The failure of any Non-Sole Risk Party to object to the conduct of a Sole Risk Operation or the approval of any Non-Sole Risk Party thereto (whether or not such approval is required) shall not constitute a waiver of these provisions.

In the event that there is more than one Sole Risk Party, any indemnity hereunder shall be given jointly and severally.

(F)
A Sole Risk Party carrying out Sole Risk Drilling shall be entitled to use Joint Property for such Sole Risk Drilling unless the Operating Committee otherwise decides within the period for response to the notice proposing such Sole Risk Drilling provided under Article 7.3(D). A Sole Risk Party wishing to use Joint Property for a Sole Risk Operation other than as aforesaid shall give notice to all the Parties stating the purposes for which the Joint Property is to be used. Within thirty (30) days after such notice, the Operating Committee shall decide whether such Sole Risk Party shall be authorized so to use Joint Property and, if so, the terms and conditions upon which it may be used, it being understood that the use of Joint Property shall not be unreasonably withheld and that the charges for such use shall be on a reasonable and equitable basis.

(G)
The Parties and /or the Operator hereby agree that a Sole Risk Party shall be entitled to use for a Sole Risk Operation any data and information which the Parties and /or the Operator is entitled to use. Non-Sole Risk Parties shall be entitled to use the data and information obtained in respect of Sole Risk Drilling. Such data and information shall be made available to any Party (unless it is a Sole Risk Party in Sole Risk Drilling) who shall make them available to the Non-Sole Risk Parties, unless a different procedure is agreed between the Sole-Risk Party, the other Parties and the Operator.

(H)
A Sole Risk Operation will be carried out by the Party who proposed the operation or another Sole Risk Party or, if requested by the Sole Risk Parties, by the Operator on behalf of the Sole Risk Party, in all cases under the provisions of this Agreement, provided that, the Operator shall conduct any Sole Risk Operation involving the use of Joint Property as provided under Article 7.2(F) if requested by any Non-Sole Risk Party. In the case of Sole Risk Development, the Operator shall not carry out the Sole Risk Development unless all the Parties otherwise agree.

In such an event the Party who carries out the Sole Risk Operation will, subject to any necessary consent under the Petroleum Contract, unless the context otherwise requires, be deemed to be the Operator for the purposes of this Agreement.  If any consent required under the Petroleum Contract to the appointment of an additional Operator in respect of the Sole Risk Operation is not granted, then the Operator will procure the necessary consent under the Petroleum Contract to the appointment as Operator for the Sole Risk Project of one of the Sole Risk Parties in lieu of itself.

(I)
Sole Risk Drilling and/or Development will in respect of the area comprised therein be regarded as creating a Sub-Area and this Agreement shall so far as possible apply independently in the manner of a separate contract to such Sub-Area and apply mutatis mutandis to the interests of the Parties which participate in such Sole Risk Development provided always that:

(1)	the Sole Risk Party shall have a right of access to the Sub-Area; and

(2)	there shall be no separate right of assignment or withdrawal or termination.

(J)	In connection with any Sole Risk Operation:

(1)
the Sole Risk Operation shall be carried out under the overall supervision and control of the  Sole Risk Party (or, if more than one, of a committee consisting of the Sole Risk Parties) in lieu of the Operating Committee, provided always that in respect of Sole Risk  Drilling, Sole Risk Parties shall not be entitled to maintain a level of insurance cover or financial responsibility lower than that determined by the Operating Committee to apply for the purposes of Joint Operations, without the consent of the Operating Committee;

(2)	the computation of costs and expenses of the Sole Risk Operation incurred by the Sole Risk Party shall be made in accordance with the principles set out in the Accounting Procedure;

(3)
the Operator or the Sole Risk Party carrying out the Sole Risk Operation shall maintain separate books, records and accounts (including bank accounts) for the Sole Risk Operation which shall comply mutatis mutandis with the provisions of the Accounting Procedure and be subject to the same right of examination and audit by the Sole Risk Parties and, so long as they are entitled to elect to participate in the Sole Risk Operation, the Non-Sole Risk Parties as those relating to the Joint Operations;

(4)	the costs and expenses of the Sole Risk Operation shall not be reflected in the statements and billings rendered by the Operator for the Joint Operations; and

(5)
if the Operator is carrying out a Sole Risk Operation on behalf of a Sole Risk Party, the Operator shall be entitled to make cash calls on the Sole Risk Party in connection with the Sole Risk Operation and shall not use Joint Account funds or be required to use its own funds for the purpose of paying the costs and expenses of the Sole Risk Operation; the Operator shall not be obliged to commence or, having commenced, to continue the Sole Risk Operation unless and until the relevant advances have been received from the Sole Risk Party.

7.3	Sole Risk Drilling

(A)	No Sole Risk Drilling under Article 7(2)(B)(1)(i) or (ii) may be proposed unless:

(1)
such drilling was proposed to the Operating Committee at the time of the consideration of the exploration Program for the period in which such drilling is proposed to take place (the “current exploration Program”) but was not included in such program; or

(2)
having been included in the current exploration Program the Operating Committee has voted against or failed to vote in favor of such drilling, or the Parties have failed to approve the applicable AFE (or the relevant part thereof) relating to such drilling within fourteen (14) days of submission of such AFE to the Parties, provided that a decision by the Operating Committee to change the timing of such drilling within the Year to which such exploration Program relates shall not be a vote against the drilling for the purpose of this Article; or

(3)
such drilling was proposed to the Operating Committee in reasonably sufficient detail by way of amendment to the current exploration Program and the Operating Committee has voted against or failed to vote in favor of such drilling within thirty (30) days of submission of such amendment to the Parties.

(B)	No Sole Risk Drilling under Article 7.2(B)(1)(iv) may be proposed unless:

(1)
the Operating Committee has voted against a proposal to instruct the Operator to prepare an appraisal program in respect of the interpreted closure of any geological structure or stratigraphic trap in which a Discovery has been made or, having so instructed the Operator, has voted against such Appraisal Well or the Parties have failed to approve the AFE in respect thereof within fourteen (14) days of its submission to the Parties; or

(2)
the Operating Committee has abandoned or completed its appraisal program of the interpreted closure of any geological structure or stratigraphic trap in which a Discovery has been made and the Operating Committee has voted against or failed to vote in favor of a proposal to instruct the Operator to prepare a Development Program in respect thereof, or having so instructed the Operator, has voted against or failed to vote in favor of such an Appraisal Well or a Development Well, within fourteen (14) days of the submission of the proposal to the Parties and no Party has given notice under Article 7.4(A) that it intends to prepare such a Development Program.

(3)	the proposed Appraisal Well is a follow up to an existing Sole Risk Exploration Well as per 7.2(B)(1)(i), (ii) or (iii).

(C)	Subject to Articles 7.3(A) and 7.3(B), if a Party wishes to propose Sole Risk Drilling under Article 7.2(B)(1)(i), (ii) or (iv) it shall give notice to the other Parties setting out:

(1)	the proposed location, total depth and stratigraphic objectives of such drilling; and

(2)
all other relevant information including, but not limited to, the date on which it proposes that operations should be started, such date being not less than forty five (45) days or more than one hundred and eighty (180) days from the date of the notice and the estimated cost and time involved.

Each of the Parties receiving such a notice shall respond to it by notice to the other Parties, within twenty-eight (28) days thereof, electing whether or not to participate. Any Party failing to respond within the said twenty-eight (28) days shall be deemed to have elected not to participate.

(D)
If a Party wishes to propose Sole Risk Drilling under Article 7(B)(2)(a)(iii), such Party shall give as much notice as possible to the other Parties stating whether it wishes to use Joint Property for such Sole Risk Drilling (and, if so, what items thereof) and setting out such relevant information as is necessary in order to allow the other Parties to consider the proposal and elect whether or not to participate within the period hereinafter specified. Each of the Parties receiving such a notice shall respond to it, by notice to the other Parties, within forty-eight (48) hours thereof (to include one (1) Business Day) or within such longer period as may be specified in the notice, electing whether or not to participate. Any Party failing to respond within the said period shall be deemed to have elected not to participate.

(E)
If the Interests of the Parties electing to participate including the Interest of the Party proposing the Sole Risk Drilling are not less than the percentage stipulated in Article 5.9(A) the Operations shall be carried out, in accordance with the Operator’s notice as part of the Joint Operations as if determined by the Operating Committee and, if appropriate, the current relevant Program shall be deemed amended accordingly and the Operator shall promptly notify the Parties of the consequential amendments to the current relevant Budget.

(F)
If the sum of the  Interests of the Parties electing to participate including the Interest of the Party proposing the Sole Risk Drilling are less than the percentage stipulated in Article 5.9(A), such Party together with any other Parties which have elected to participate may, subject to Article 7.2(B)(1)(i), (ii) or (iv) in the case of Sole Risk Drilling thereunder, within twenty-eight (28) days, or, in the case of Sole Risk Drilling referred to in Article 7.2(B)(1)(iii), within 48 hours (which shall include at least one Business Day) following the expiration of the said notices,  undertake the Sole Risk Drilling.  The Sole Risk Drilling may not be commenced later than one hundred and eighty (180) days following such notice.

7.4	Sole Risk Development

(A)
In the event that a proposal is made to the Operating Committee that a Development Plan and budget should be prepared for a particular Discovery pursuant to Article VI and such proposal is rejected then, provided that any appraisal program approved by the Operating Committee and relating to that Discovery has been completed (but excluding any appraisal work included in an appraisal program if an AFE therefor has been submitted to the Parties and has not been approved by the Parties within fourteen (14) days after submission), any Party may give notice to the other Parties that it intends to prepare a Development Plan and budget for that Discovery.  Such Party, together with such of the other Parties as within twenty-eight (28) days of such notice give counter-notice of their wish to participate therein, shall be entitled to proceed with the preparation thereof and to submit the same for approval by the Operating Committee in accordance with Article 6.1 (B) and (C).

(B)
If a Development Plan and Budget, prepared in accordance with Article 7.4(A), or a revised form thereof, is approved by the Operating Committee in accordance with Article 6.1 (B) and (C), then the Party or Parties which prepared the Development Plan and budget shall be entitled to charge all reasonable costs incurred in the preparation thereof to the Joint Account together with interest calculated on a monthly basis at the Agreed Interest Rate from the month in which the costs were paid to the date of repayment.

(C)
In the event that, following the submission to the Operating Committee of a proposed Development Plan and budget for a particular Discovery in accordance with Article 6.1(B) and (C), the Operating Committee does not approve such Development Plan and budget within the period therein provided, then any Party may serve notice on the other Parties of its intention to develop the Discovery at its sole risk. Such notice shall be accompanied by details of its proposed Development Plan and Budget. The other Parties may give counter-notice that they wish to participate in the development:

(1)	within forty five (45) days of such notice if the proposed development Program and Budget is the same as, or substantially similar to, that which was not approved by the Operating Committee; or

(2)	within ninety (90) days of such notice if the proposed development Program and Budget is substantially different from that which was not approved by the Operating Committee.

If all the other Parties elect to participate the Parties shall proceed with the development in accordance with such Development Plan and Budget.

(D)
If the development of a Discovery is carried out in accordance with the provisions of Article 7.4(C), then the Parties which prepared the Development Plan and budget shall be entitled to charge all reasonable costs incurred in the preparation thereof to the Joint Account relating to that Discovery together with interest thereon calculated on a monthly basis at the Agreed Interest Rate from the month in which the costs were paid to the date of repayment.

(E)
In the event that, following approval by the Operating Committee of a Development Program and Budget pursuant to Article 6.1(B) and (C) or following any notice served under Article 7(D)(1) less than all the Parties, or in the case of Article 7(D)(3) less than all of the Non-Sole Risk Parties, elect to participate in the development of a Discovery within the periods therein respectively provided, those Parties which elected to participate, or in the case of Article 7(D)(3) the Sole Risk Party and those Non-Sole Risk Parties which elected to participate, shall be entitled to proceed with the development of the Discovery at their sole risk in accordance with the relevant Development Plan and Budget provided that all necessary consents (if any) pursuant to the Petroleum Contract are obtained (and if any such consent is given on the basis that the Development Plan and budget must be amended) then the Parties participating in the development shall as soon as practicable give notice to the other Parties of such amendments and within twenty-eight (28) days of such notice:

(1)	any of the Parties participating in the development of the Discovery may, by notice to all the other Parties, elect not to proceed with the development; and/or

(2)	any of the Parties not participating in the development of the Discovery may, by notice to all the other Parties elect to do so,

Those Parties which, at the expiry of the said period of twenty-eight (28) days are participating in the development shall be obliged to carry it out.

(F)
In the event that, any of the Parties elects not to proceed with the developments under Article 6.1(B) and (C) the other Parties shall be entitled to proceed with the Development Plan and budget (as amended) and, if they do so proceed, shall be obligated to carry out the development.

(G)
In the event that less than all the Parties participate in the development of a Discovery in respect of which no Sole Risk Drilling has been carried out then, unless the Parties participating in such development unanimously agree otherwise, the percentage interest of each Party in such development shall be in the proportion that its Interest bears to the Interests of all the participating Parties.

(H)
The development of a Discovery in respect of which Sole Risk Drilling has been carried out may only be carried out by a Party which participated in such Sole Risk Drilling (an “Original Sole Risk Party”). If less than all the Original Sole Risk Parties participate in the development of a Discovery in respect of which Sole Risk Drilling has been carried out then the interests in such development of those Original Sole Risk Parties which do not participate shall be allocated to all the participating Original Sole Risk Parties in proportion to their Percentage Interests in that Sole Risk Drilling.:

(I)
A Party which does not participate in the development of a Discovery in respect of which Sole Risk Drilling has been carried out shall have no further rights or obligations in respect of such a development or operations relating to the Sub-Area in question.

7.5	Sole Risk Seismic

(A)	No Sole Risk Seismic may be proposed until after completion of seismic Minimum Work Obligations.

(B)
If a Party wishes to propose Sole Risk Seismic it shall give notice to the other Parties, setting out the details of its proposals, including the date on which it proposes operations should be started (such date being not less than thirty (30) days from the date of the notice). Each of the Parties receiving such notice shall respond to it within twenty-eight (28) days thereof, electing whether or not to participate. Any Party failing to respond within the said twenty-eight (28) days shall be deemed to have elected not to participate.

(C)
Data and information obtained in respect of Sole Risk Seismic shall remain the property of the Sole Risk Party unless and until one or more of the Non-Sole Risk Parties discharges its liabilities related to payment to the Sole Risk Party under Article 7.5(D), when such data and information shall be the Joint Property of the Sole Risk Party and such Non-Sole Risk Party or Parties as discharge such liability.

(D)
If any Party which was a Non-Sole Risk Party in respect of any Sole Risk Seismic wishes at any time to acquire the data and information obtained in respect of such Sole Risk Seismic, it shall (provided any consent to the transfer of such data and information required by the terms of the Petroleum Contract has been obtained) give notice to that effect to the Sole Risk Party or Parties which conducted such Sole Risk Seismic and shall pay to such Sole Risk Party or Parties (if more than one Sole Risk Party, in proportion to their respective Interests or in such other proportion as they may have agreed) an amount equal to five (5) times the amount it would have contributed to the Joint Account if such Sole Risk Seismic had been carried out as part of Joint Operations. Such payment shall be made in the currency or currencies in which the costs and expenses of the Sole Risk Seismic were incurred, within seven (7) days of the Non-Sole Risk Party giving notice as aforesaid. Upon the Non-Sole Risk Party making payment as aforesaid, the data and information obtained in respect of the Sole Risk Seismic shall be made available to such Non-Sole Risk Party.

ARTICLE VIII – DEFAULT

8.1	Default

Any Party which fails to pay to the Joint Account when due its Interest share of costs and expenses hereunder, shall be in default under this Agreement (a “Defaulting Party”).  The Operator, or if the Defaulting Party is the Operator, any non-defaulting Party shall promptly give notice of such default to the Defaulting Party and each of the non-defaulting Parties (the “Default Notice”).  The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed Interest Rate.  Any payment of the outstanding amount with the accrued interest by the Defaulting Party shall not cause any increase of such Party’s Interest.

8.2	Effects of Default

(A)
Beginning fourteen (14) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not be entitled to attend Operating Committee or subcommittee meetings, or to vote on any matter coming before the Operating Committee or any subcommittee, until all of its defaults have been remedied (including payment of accrued interest).  Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party during this period shall be its percentage of the total Interests of the non-defaulting Parties. Any matters requiring a unanimous vote of the Parties shall not require the vote of the Defaulting Party.

(B)
Beginning ten (10) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not have access to any data or information relating to Joint Operations.

(C)
The Defaulting Party shall be deemed to have elected not to participate in any Joint Operations that are voted upon at least fourteen (14) Business Days after the date of the Default Notice but before all of its defaults have been remedied to the extent such an election would be permitted by Article 5.13(B) of this Agreement.  The Defaulting Party shall however be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during that period.

8.3	Allocation of Defaulted Accounts

(A)
The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money being a portion of the sum owed by the Defaulting Party that the non-defaulting Party is to pay to the Accounts in lieu of the Defaulting Party, such portion being the product of:

(1)	the ratio that each non-defaulting Party’s Interest bears to the Interests of all non-defaulting Parties, and

(2)	the amount in default payable by the Defaulting Party (excluding interest).

If the Defaulting Party remedies its default in full within fourteen (14) Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non-defaulting Party by telephone and facsimile, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default.  Otherwise, each non-defaulting Party shall pay to the Joint Account, within fourteen (14) Business Days after receipt of the Default Notice, its share of the amount which the Defaulting Party failed to pay.  If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article VIII.

(B)
If the Operator is a Defaulting Party, then all payments otherwise payable to the Joint Account pursuant to this Agreement shall be made to the notifying Party by the Parties duly performing their obligations from the date of Default Notice until the default is cured or a successor Operator appointed.  The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent the Operator would be authorized to make such payments under the terms of this Agreement.  The notifying Party shall be entitled to bill or cash call the other Parties in accordance with this Agreement and the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When the Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to the Operator and shall provide the Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The notifying Party shall not be liable for damages arising as a result of its actions under this Article 8.3(B) except to the extent the Operator would be liable under Article 4.6.

8.4	Remedies

(A)
During the continuance of a default, the Defaulting Party shall not have a right to its Entitlement.  The Operator (or the notifying Party if the Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party hereunder (and apply such net proceeds toward the establishment of a reserve fund under Article 8.4(C), if applicable) until all such amounts are recovered (and/or such reserve fund is established).  Any surplus remaining shall be deposited by the Operator into an exclusive deposit account for such purposes at interest to provide security for payment of any future sums due from the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.  Interest accrued on the sums so retained will be added to the principal and shall constitute income of the Defaulting Party in accordance with the tax laws.  When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)
If the Operator disposes of any Joint Property or any other credit or adjustment is made to the Joint Account while a Party is in default, the Operator (or the notifying Party if the Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Interest share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party to the non-defaulting Parties hereunder (and toward the establishment of a reserve fund under Article 8.4(C), if applicable).  Any surplus remaining may be paid to the Defaulting Party, or retained by the Operator as security as set out in Article 8.4(A) above, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)
The non-defaulting Parties shall be entitled to apply the surplus referred to in Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund in an amount equal to the Defaulting Party’s Interest share of:

(i)	the estimated cost to abandon any wells and other property in which the Defaulting Party participated,

(ii)	the estimated cost of severance benefits for local employees upon cessation of Joint Operations, and

(iii)	any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of Joint Operations.

(D)
If a Defaulting Party fails to remedy its default by the ninetieth (90th) Day following the date of the Default Notice, then, without prejudice to any other rights available to the non-defaulting Parties to recover amounts owing to them under this Agreement, the non-defaulting Parties excluding the Affiliates of the Defaulting Party shall have the option, exercisable at any time until the Defaulting Party has completely cured its defaults, to require that the Defaulting Party completely withdraw from this Agreement. Such option shall be exercised as follows:

(1)
If any Non-Defaulting Party (excluding any Affiliates of the Defaulting Party) notifies the other Parties in writing of its requirement to withdraw by the Defaulting Party, then the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s notice, all of its rights under this Agreement and (if applicable) the Petroleum Contract to the non-defaulting Parties.

(2)
The Defaulting Party shall, without delay, following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, obtaining all Governmental consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid transfer of the rights described above.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on such transferred rights.

(3)
For purposes of this Article 8.4(D), each Party constitutes and appoints each other Party (which is not one of its Affiliates) its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(4)	In the event that all Government approvals are not timely obtained, the Defaulting Party shall hold its rights arising hereunder for the benefit of the non-defaulting Parties.

(5)
Notwithstanding the terms of Article XIII, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties of the rights of the Defaulting Party under this Agreement shall be in proportion to the Interests of the non-defaulting Parties.  The acceptance by a non-defaulting Party of any portion of a Defaulting Party’s Interest shall not limit any rights or remedies that the non-defaulting Party has to recover all amounts (including interest) owing under this Agreement by the Defaulting Party.

(E)
The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(F)
The rights and remedies granted to the non-defaulting Parties in this Agreement shall be cumulative and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise.  Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5	Survival

The obligations of the Defaulting Parties and the rights of the non-defaulting Parties described in Article VIII shall survive the surrender of the Petroleum Contract, abandonment of Joint Operations and termination of this Agreement.

ARTICLE IX - DISPOSITION OF PRODUCTION

9.1	Measuring

Each Party’s Entitlement shall be measured in accordance with good international petroleum industry practices.

9.2	Right to Take in Kind

Except as otherwise provided in this Article IX and/or in Article VIII each Party shall have the right to take in kind and separately dispose of the share of total production of Hydrocarbons of Hydrocarbons available from the Contract Area pursuant to the Petroleum Contract and this Agreement in consideration of such Party’s participation in the costs and expenses of Joint Operations (or Sole Risk Operations) on the same terms as if it were a mining usufructee.  If any Crude Oil off take agreement referred to in Article 9.2 and/or separate arrangements for Natural Gas are entered into as referred to in Article 9.3, each Party’s entitlement to take and dispose of its share of production shall be in such quantities of Hydrocarbons and in accordance with such procedures as may be set forth in such agreements or arrangements.

The Parties recognize that if Crude Oil is discovered the Parties shall have the right to enter into separate agreements for the disposal of the Crude Oil, which are consistent with the Development Plan and subject to the terms of the Petroleum Contract. Terms of an agreement regarding balancing the deliveries of Crude Oil are contained in Appendix E.

9.3	Separate Agreements for Natural Gas

The Parties recognize that if Natural Gas is discovered the Parties shall have the right to enter into separate arrangements for the disposal of the Natural Gas, which are consistent with the Development Plan and subject to the terms of the Petroleum Contract.  In such circumstances the Parties agree to negotiate, in good faith, such gas balancing arrangements as are necessary and in a time frame that allows Natural Gas to be produced in accordance with the approved Development Plan.  Terms of a relevant agreement shall be specified in Appendix D.

ARTICLE X - ABANDONMENT

10.1	Abandonment of Wells Drilled as Joint Operations

(A)	A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)
Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of the Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)
If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, any Party voting against such decision may propose, within the time periods allowed by Article 7.3(C) and (D), to conduct a Sole Risk Operation in the wellbore.  If no Sole Risk Operation is proposed within such period, such well shall be plugged and abandoned.

(D)	Well plugging and abandonment shall be in compliance with Polish law and any terms in the Petroleum Contract and/or related concession.

(E)
Notwithstanding anything to the contrary in this Article 10.1 or elsewhere in this Agreement, if the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, any Party voting against the decision may propose, within five (5) days after the time specified in Article 5.6 or Article 5.12 has expired, to take over the entire well as an Sole Risk Operation.

10.2	Abandonment Security

(A)
The Operator shall perform, on behalf of the Joint Venture, all obligations resulting from the Petroleum Contract and the applicable law in respect of providing security for the cost of abandonment of wells and other facilities used to extract and treat Hydrocarbons (hereinafter jointly called the “Mining Establishment”), located within the Contract Area, including the obligation to establish a mining establishment liquidation fund.

(B)
Any Work Program and Budget proposed by the Operator for any Calendar Year of the Exploitation Period shall include an estimate of the net (i.e., taking into account the expected liquidation proceeds) cost of liquidation of the Mining Establishment.  Such cost of liquidation, when approved by the Operating Committee (the “Liquidation Costs”) shall constitute a basis for the establishment by the Operator of a fund (the “Liquidation Fund”) for the purposes of financing liquidation of the Mining Establishment.  In any event, the Liquidation Cost shall at least equal the minimum mandatory allocations to the mining establishment liquidation fund required under the applicable law.

(C)
Each Party shall pay to the Liquidation Fund in any Calendar Year of the Exploitation Period an amount equal to the product of its Interest and 1/10 (one tenth) of the Liquidation Costs.  No further payments to the Liquidation Fund shall be required as soon as the total funds accumulated therein equal the Liquidation Costs.  Notwithstanding the above, the Parties shall be required to pay additional funds to the Liquidation Fund if the Liquidation Costs increase as compared to the amount set in the prior Work Program and Budget.  If the Liquidation Costs become lower than the amount accumulated in the Liquidation Fund, the resulting surplus shall be reimbursed to the Parties pro rata to the amounts actually paid in.

(D)	Contributions to the Liquidation Fund shall be made annually, by 31 December of each year.

(E)
Proceeds of the Liquidation Fund shall be kept in one or more bank accounts bearing interest in accordance with market terms.  The proceeds shall be in the first place located in the account of the mandatory mining establishment liquidation fund which shall be maintained in accordance with the applicable law, at least in the minimum amount statutorily required.

(F)	Failure to make contributions to the Liquidation Fund in accordance with Article 10.2 (C) above shall constitute default under this Agreement, subject to Article 10.2(H) below.

(G)
Each Party may provide alternative security in the form of a stand-by letter of credit issued by a bank or an on demand bond issued by a surety corporation, such bank or corporation having a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

(H)	Upon completion of liquidation of the Mining Establishment, the Operator shall reimburse to the Parties any surplus of the Liquidation Fund, pro rata to the contributions actually made.

(I)
If Hydrocarbons are produced pursuant to Sole Risk Operations, the provisions stated above shall apply mutatis mutandis, provided that the duties and benefits in connection with the establishment of the Liquidation Fund shall solely apply to the Sole Risk Parties.

ARTICLE XI - SURRENDER, AND EXTENSION

11.1	Surrender

(A)
If the Petroleum Contract requires the Parties to surrender any portion of the Contract Area, the Operator shall advise the Operating Committee of such requirement and the Operating Committee shall determine pursuant to Article V the size and shape of the surrendered area, consistent with the requirements of the Petroleum Contract.

(B)	A surrender of all or any part of the Contract Area which is not required by the Petroleum Contract shall require the unanimous consent of the Parties.

11.2	Extension of the Term

A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Petroleum Contract, or a proposal to extend the term of the Petroleum Contract, shall be brought before the Operating Committee pursuant to Article V. Any Party shall have the right to extend the term of any Exploration or Exploitation Period or any phase of the Petroleum Contract, or to extend the term of the Petroleum Contract, regardless of the level of support in the Operating Committee.  If any Party or Parties take such action, any Party not wishing to extend the term shall have a right to withdraw from the Agreement, subject to the requirements of Article XIII.

ARTICLE XII – TRANSFER AND ENCUMBRANCE OF RIGHTS UNDER THE AGREEMENT

(A)
Subject to the requirements of the Petroleum Contract and upon obtaining the necessary Governmental permits each Party shall have the right to transfer all or part of its rights arising hereunder pursuant to the terms and conditions specified in this Article XII.  Any transfer or encumbrance of the rights under this Agreement other than in accordance with the provisions of this Agreement shall be void as between the Parties.

(B)	Any transfer of rights hereunder by the Operator shall not result in the assumption of the Operator’s rights described in Article IV by the transferee.

(C)	No transfer of rights shall be made by any Party which results in the transferor or the transferee holding an Interest of less than ten percent (10%).

(D)
The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations which have vested, matured or accrued under the provision of the Petroleum Contract or this Agreement prior to such transfer.  Such obligations shall include, without limitation, any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed transfer.

(E)
A transfer of rights hereunder shall not be effective unless the transferee has unconditionally undertaken to perform all the obligations of the transferor under the Petroleum Contract and this Agreement and furnished any guarantees, undertakings or representations required by the Government or the Petroleum Contract.

(F)	A transfer of rights shall not be effective unless each Party has consented in writing to such transfer, the consent not to be unreasonably denied.

(G)	Each Party shall have the right to pledge, charge or otherwise encumber all or part of its rights hereunder in whole or in part provided that:

(1)	such Party shall remain liable for all obligations relating to its Interest; and

(2)	the encumbrance shall be expressly made subject to any necessary approval of the Government, if such approval is required, and shall not impair the rights of the other Parties under this Agreement.

(H)
Any acquisition of rights hereunder by an entity other than an Affiliate can take place unless any of the remaining Parties exercises its preference right to purchase the rights. The preference right related to this Agreement is executed as follows:

(1)
The Party wishing to transfer its rights or part of its rights will send a notice to the other Parties notifying them of its planned transfer and will invite them to submit preliminary acquisition offers. Remaining Parties will have thirty days (30) days following the date of such notification to submit their initial acquisition offer pursuant to Article XII (H) (3). If the transferring Party will approve the initial offer from any of the other Parties than the transferring Party and the Party submitting the offer will have additional 30 (thirty) days to negotiate in good faith and to conclude the transfer agreement on the conditions acceptable by both Parties. If the transferring Party does not accept any offers from the Parties or if after 30 (thirty) days from the date of approval of the initial offer the transferring and the purchasing Parties will not reach an agreement, than the transferring Party has the right, in 180 days (one hundred eighty) from the date of invitation to submit the initial acquisition offer, plus an additional, justified period necessary to obtain consents from the Authorities, to transfer its rights to any third party, subject to the obligations specified in this Article XII, provided that the terms and conditions of such transfer to the third party are no less advantageous for the transferring Party than the best conditions proposed by the Parties.

(2)
If more than one Party submits its offer for the acquisition of the rights and if the transferring Party approves those offers, each of the Parties whose offer was accepted can purchase a percentage of the transferred rights equal to the ratio between the Interest of that Party and the sum of Interest of all Parties whose offers have been accepted, unless the Parties agree otherwise;

(3)	All Parties interested in purchasing rights resulting from this Agreement will take action to work out a joint offer.

(I)
The limitations regarding transferability of the rights hereunder specified in (E), (F) and (H) above (other than the requirement to furnish, if applicable, any guarantees, undertakings or representations required by the Government or the Petroleum Contract) shall not apply to any collateral assignment to secure any Party’s, or its Affiliate’s debt vis-à-vis a bank or another financial institution.

(J)
The limitations regarding transferability of the rights hereunder specified in (F) and (H) above shall not apply to any transfer by either POGC or FX of a part of the relevant Party’s Interest to a partner of its choice.

ARTICLE XIII - TERMINATION OF THE AGREEMENT

13.1	Right of Withdrawal

(A)
Subject to the provisions of this Article XIII (and the provision of the Petroleum Contract), any Party may withdraw from this Agreement by giving notice to all other Parties stating its decision to withdraw.  Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)
The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.8.

13.2	Complete or Partial Withdrawal

(A)
Within thirty (30) Days of receipt of each withdrawing Party’s notification, any of the other Parties may also give notice of withdrawal from this Agreement. The withdrawing Party shall take all steps to properly settle all obligations arising under the Agreement.

(B)	Any Party withdrawing under Article 11.2 or under this Article XIII shall at its option:

(1)	withdraw from the entirety of the Contract Area; or

(2)
withdraw only from all exploration activities under the Petroleum Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery, whether appraised or not, made prior to such withdrawal. Such Party withdrawing only from all exploration activities under the Petroleum Contract shall retain its rights in the Joint Property insofar as they relate to any such Exploitation Area, Commercial Discovery or Discovery.

13.3	Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which it is otherwise entitled under this Agreement until the effective date of its withdrawal.  After its notification of withdrawal is delivered, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters referred to in Article 13.4.

13.4	Obligations and Liabilities of a Withdrawing Party

(A)	A withdrawing Party shall remain liable, in proportion to its Interest, for the following:

(1)
Costs of Joint Operations in which it has agreed to participate that were approved by the Operating Committee as part of a Work Program and Budget or AFE prior to such Party’s notification of withdrawal, regardless of when they are actually incurred;

(2)
Expenses specified in any Minimum Work Obligations for the current period or phase of the Petroleum Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3)	Emergency expenditures as described in Articles 4.2(B)(10) and 13.5;

(4)
All other obligations and liabilities of the Parties with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)	In the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1), to the extent such costs of plugging and abandoning are payable by the Parties under the Petroleum Contract.  Any encumbrances which the withdrawing Party placed on such Party’s rights hereunder prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal.  A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article XIII which are not identified or identifiable at the time of withdrawal.

(B)
Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against, other than operations and expenditures described in Article 13.4(A)(2) or 13.4(A)(3), if it sends notification of its withdrawal from this Agreement within the time specified in Article 5.13(B). The Party voting against voluntarily entering into or extending an Exploration Period or Exploitation Period, or any phase of the Petroleum Contract, or voluntarily extending the Petroleum Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of the day of such vote pursuant to Article 11.2.

13.5	Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Interest share of the costs of such emergency, regardless of when they are actually incurred.

13.6	Assignment

A withdrawing Party shall assign its rights hereunder to each of the non-withdrawing Parties in the proportion which each of their Interests (prior to the withdrawal) bears to the total Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise.  The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.  The withdrawing Party shall not be entitled to recover any costs and expenses borne prior to the withdrawal in respect of such Party’s Interest.

Where the withdrawing Party is the Operator, such Party shall withdraw as the Operator pursuant to Article 4.9 and the Parties shall appoint a new Operator in accordance with Article 4.11. Subject to obtaining any Government consent as may be required, the withdrawing Operator shall make reasonable efforts to transfer the relevant Petroleum Contract to the new Operator, as soon as possible.

13.7	Approvals

A withdrawing Party shall promptly commence such actions as may be necessary or desirable in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining any Government approvals required.  Any penalties or expenses incurred by the Parties in connection with obtaining such approvals shall be borne by the withdrawing Party.  If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either:

(A)	retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or

(B)
hold its rights hereunder for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8	Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law and to facilitate the sale, disposition and/or abandonment of the Joint Property.

13.9	Effect of termination of the Petroleum Contract

If the Petroleum Contract terminates, then any Party may serve notice to terminate this Agreement and such termination shall be without prejudice to any Party’s accrued rights and obligations at the date of termination, including obligations to contribute towards any damages, expenses or costs payable pursuant to the Petroleum Contract or Polish law arising before, on or after termination of the Petroleum Contract (including without prejudice to the generality of the foregoing), costs of abandonment.

ARTICLE XIV - RELATIONSHIP OF PARTIES AND TAX

14.1	Relationship of Parties

(A)	Except as provided by mandatory provisions of Polish law, the rights, duties, obligations and liabilities of the Parties under this Agreement shall be several, not joint or collective.

(B)
If the implementation of this Agreement were impossible or impaired for any reason whatsoever, including the change of the binding law, the Parties shall attempt to negotiate such modifications to the terms of this Agreement or agree on other remedies so that the economic objective described hereunder could be achieved.

(C)
This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as set forth in this Agreement, it being acknowledged that in any actions undertaken in accordance with this Agreement, the Operator shall be deemed to be acting as an agent of the Non-Operators.

(D)	No partnership or company is intended to be established pursuant to this Agreement, nor shall the Parties be construed as acting as partners or shareholders of any partnership or company.

14.2	Tax

Each Party shall be responsible for preparation of tax statements and payment of taxes and other charges of a similar nature, as well as the satisfaction of all payments required under Polish law or the Petroleum Contract.  The Operator shall provide each Party, in a timely manner, with such information as such Party may reasonably request for preparation of its tax returns or responding to the Government.

ARTICLE XV - CONFIDENTIAL INFORMATION

15.1	Confidential Information

The Parties agree that all information and data acquired or obtained by any Party in respect of this Agreement or Joint Operations, and in particular, the interpretative data obtained from another Party, shall be considered confidential and shall be kept confidential and not be disclosed during the term of this Agreement to any person or entity not a Party to this Agreement, except for the disclosure to.

15.2	Exclusions from the Confidentiality

Obligation mentioned above is not valid in case when confidential information is directly disclosed to:

(A)	An Affiliate;

(B)	A governmental agency or other entity when required by the Petroleum Contract;

(C)
The extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(D)	Prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work;

(E)	A prospective transferee of a Party’s rights hereunder;

(F)	A bank or other financial institution to the extent appropriate to a Party arranging for funding;

(G)
The extent such data and information must be disclosed pursuant to any rules or requirements of stock exchange according to law dated 29 July 2005 (Dz.U. from 2010 No. 211, position 1384), the law about public offer and condition concerning placing financial instruments on organized trade system and public companies dated 29 July 2005 (Dz.U. from 2009 No. 185 position 1439) and the Finance Ministry Order dated 19 February 2009 concerning current and periodical information announced by issuant of stocks ….(Dz.U. from 2009 No. 33 position 259);

(H)	The extent that any data or information, through no fault of a Party, becomes a part of the public domain.

15.3	Obtaining approval on disclosure

Disclosure pursuant to Articles 15.2 (D), (E) and (F) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least two (2) years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

The Parties disposing of its rights hereunder during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article XV.

15.4	Public Announcements

Neither Party shall issue or make any public announcement regarding this Agreement or Joint Operations unless it first furnishes to all the Parties a copy of such announcement or statement twenty-four (24) hours prior to publication.  Each of the Parties or their Affiliates may issue or make any such public announcement or statement, without obtaining a prior approval of the remaining Parties, if it is necessary to do so in order to comply with the applicable laws or regulations of any stock exchange.

15.5	Default of obligation to keep Confidential Information

15.6	Biding of obligation to keep Confidential Information

15.7	Proprietary Technology

Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties.  However, where the cost of development of proprietary technology has been paid from the Joint Account, then such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.

15.8	Trades

Notwithstanding the foregoing provisions of this Article XV, the Operator may, with approval of the Operating Committee, make data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  The Operator shall cause any third party to such trade to enter into an agreement to keep the traded data confidential.

ARTICLE XVI - FORCE MAJEURE

The performance of its obligations hereunder by a Party (other than payments) shall be suspended during the period when and to the extent such Party shall not be able to perform its obligations for any reason (other than lack of financial resources) which has a direct impact on the performance of those obligations and which is beyond the reasonable control of the Party concerned or which it could not have predicted or prevented acting with due care in accordance with international standards accepted in the oil and gas industry (“Force Majeure”).  Force Majeure shall include any force majeure under the Petroleum Contract.  Force Majeure shall also include any strikes, lockouts and other industrial disturbances even if they were not beyond the control of the obliged Party. In the event of Force Majeure, the affected Party shall immediately notify the remaining Parties of the suspension of the performance of its obligations, giving the period, scope of and reason for the suspension and shall undertake all necessary reasonable efforts to eliminate or mitigate the effects of an event of Force Majeure in accordance with international standards accepted in the oil and gas industry.  The Party concerned shall resume the performance of its obligations immediately after the event of Force Majeure discontinues and shall notify the remaining Parties thereof.

ARTICLE XVII - NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in Polish or in English, and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission.  The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  Any communications shall be delivered to the following addresses of the Parties:

POGC	Polish Oil and Gas Company
Ul. Kasprzaka 25
01-224 Warsaw
Poland
Attention: Roman Modzelewski (POGC – Headquarters) and
Phone: +48 22 589 49 51
Fax: +48 22 589 49 54
Andrzej Urbaniec – POGC Sanok Branch
Phone: +48 12 619 75 76
Fax: +48 12 421 01 78

FX:	FX Energy Poland Sp. z o.o.
Ul. Chałubińskiego 8
00-613 Warsaw
Poland
Attention: Zbigniew Tatys
Phone: +48 22 8300074
Fax: +48 22 6306632

ARTICLE XVIII -APPLICABLE LAW AND DISPUTE RESOLUTION

18.1	Applicable Law

This Contract shall be interpreted in accordance with the laws of Poland and in accordance with the Treaty between the Republic of Poland and the United States of America concerning Business and Economic Relations dated March 21, 1990, and, as applicable, principles of international law and decisions of international tribunals, and international treaties to which Poland is a party.

18.2	Dispute Resolution

Any disputes resulting from this Agreement shall be resolved by ad hoc arbitration conducted pursuant to the UNCITRAL arbitration rules.  If the arbitrators appointed by the parties to the dispute fail to appoint the chairman of the panel, the appointing authority shall be the President of the Polish Arbitration Association.  Arbitration shall be conducted in Warsaw unless its parties unanimously agree to a different location in Poland.  The language of arbitration shall be Polish.

ARTICLE XIX - GENERAL PROVISIONS

19.1	Additional Warranties

Each of the Parties warrants that it has not made or will make, with respect to this Agreement, any illegal payment, gift or bribe to or for the use or benefit of any official or employee of the Government or to or for the use or benefit of any political party, official, or candidate unless such offer, payment, gift, promise or authorization is authorized by the written laws or regulations of The Republic of Poland.

19.2	Waiver

Any waiver by a Party of a claim, with respect to a default in the performance under this Agreement, must be made in writing, shall only apply to claims which are expressly stated in the waiver and shall not extend to any other claims of any character.

19.3	Invalidity

If and for so long as any provision of this Agreement shall be deemed invalid or inapplicable for any reason whatsoever, the Parties shall attempt in good faith to agree on a remedy, including making such changes to the provisions of the Agreement which shall ensure that the business purpose intended by the Parties is achieved.

19.4	Modifications

All changes of this Agreement must be in writing, otherwise they shall be null and void.

19.5	Headings

The topical headings of the Articles used in this Agreement shall not be construed as having any substantive significance on the interpretation of the provisions of this Agreement relating to any topic to be found in any particular Article.

19.6	Counterparts and Language

This Agreement has been executed in four counterparts in Polish.

19.7	Entirety

This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

However, the Parties agree to co-operate in good faith to agree the principles of individual sale of Natural Gas and Crude Oil in accordance with Article 9.3 of the Agreement, in a period of no more than twelve (12) months from the date of entering into the Agreement. The principles shall be agreed by the Operating Committee and its sub-committees. Following the Operating Committee’s approval and execution by the authorised representatives of the Parties, these principles shall become an integral part of this Agreement.

IN WITNESS WHEREOF, each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

POLSKIE GÓRNICTWO NAFTOWE i GAZOWNICTWO S.A.

Signed: /s/ Piotr Gliniak
Name and Function: Piotr Gliniak – Director of the Exploration Department
Date: _____

Signed: /s/ Krzysztif Dubiel
Name and Function: Krzysztif Dubiel – Director of the Investment Control Office
Date: _____

FX ENERGY POLAND Sp. z o.o.

Signed: /s/ Zbigniew Tatys
Name and Function: Zbigniew Tatys
Date: _____

Signed: /s/ Eva Sokolovski
Name and Function: Eva Sokolovski
Date: _____

Antoni Minkiewicz

/s/ Antoni Minkiewicz

Magdalena Audycka-Wawrylo

/s/ Magdalena Audycka-Wawrylo

APPENDIX A

ACCOUNTING PROCEDURE

SECTION I - GENERAL PROVISIONS

1.1           Purpose

1.1.1
The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to Joint Operations performed in connection with this Agreement which reflect the costs of Joint Operations from and after the date of signing the Agreement to the end that no Party shall gain or lose in relation to other Parties.

The Approval of the Work Program and Budget and AFEs as provided in the Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Joint Accounts, but subject to verification by audit at a later date as provided in the Accounting Procedure.

1.1.2
If either Party considers that within the operation of this Agreement an amendment to this Accounting Procedure is desirable so as to correct any inequity (unfairness) between the Parties, such Party may submit a proposal for such an amendment to the Operator. The Operator shall submit the proposal for discussion at the meeting of the Operating Committee, or a relevant sub-committee.  This Accounting Procedure may be amended, supplemented, extended or modified subject to consent of all Parties.

1.2           Conflict with Agreement

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached as Appendix A, the provisions of the Agreement shall prevail.

1.3           Definitions

The definitions contained in Article I of the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein.

In addition to it “Material” shall mean personal property, being a part of Joint Property, (including, but not limited to, equipment and supplies) acquired and held for use in Joint Operations.

Wherever these Accounting Procedures provide for charging certain costs and expenses to the Joint Account by the Operator, it shall be construed to mean the sale of goods or services by the Operator to the Non-Operators, which shall be documented by VAT invoices issued pursuant to the regulations regarding the goods and services tax.

1.4           Joint Accounts Records and Currency Exchange Rates

1.4.1
Operator shall at all times maintain and keep true and correct records of the production of all Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

1.4.2
The Operator shall at all times maintain reliable records in relation to the sales of all Hydrocarbons. If the Parties conduct the sale of Hydrocarbons on their own, then each Party shall prepare sales records.

1.4.3
Operator shall maintain, or order the maintenance of documentation pertaining to the settlement of Joint Operations in accordance with the binding Accounting Procedure and financial and management accounting practices generally applied by the Operator in its business and in accordance with the applicable law.

1.4.4
Joint Account records shall be maintained by Operator in the Polish language and in Polish Zlotys (PLN).  Where expenditure is made or funds received, in any currencies other than in PLN and is met out of the advances made in PLN, or converted into PLN on receipt, the sum charged or credited to the Joint Account shall be the actual value in PLN of the other currency purchased or sold.  Advances made by the Parties and expenditures and receipts in currencies other than in PLN, shall be translated into PLN in accordance with the applicable provisions of Polish law and the accounting principles of the Operator. Currency conversions shall be recorded at the sale/purchase rate of the bank customarily used by the Operator.

1.4.5	Any currency exchange gain or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure, or the applicable provisions of law.

1.5           Statements of Costs and Expenditures

1.5.1
Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the 10th Day of each month, statements of the costs and expenditures incurred during the prior month, conforming to the invoice already issued, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.  Monthly statements for December of each year and an annual statement (cumulatively) shall be submitted no later than 15 January of the following year.

These statements, as a minimum, shall contain the following information:

-	breakdown of costs by AFE category in accordance with Clause 6.6 and as outlined in Clause 6.7 of the Agreement,

-	by summary of each individual Party’s balances and turnovers,

-	amounts received from each Party, including the currencies in which they were paid;

-	the share of each Party in total expenditures;

-	summary of costs, and expenditures on a current month, year-to-date basis, or, in case of performance of specific agreements, at other intervals, as agreed by Parties;

-	details of substantial or extraordinary charges or credits; and

-	copies of all invoices paid from the Joint Account.

1.5.2	Operator shall furnish a description of the accounting classifications used by it, prepared for the Joint Operations.

1.5.3
Amounts included in the statements and billings shall be expressed in Polish Zlotys or in foreign currencies. These amounts shall be settled from Joint Account, after taking into account the currencies advanced.

1.5.4
Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of law of Poland and of all other countries to which it may be subject.  Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary statements to facilitate the discharge of such responsibility.

1.6           Payments and Advances

1.6.1
Upon approval of any Work Program and Budget, if Operator so requests, each Party shall pay to their respective Mining Usufruct Holder Account its share of estimated cash requirements (hereinafter referred to also as “cash call”) for the succeeding month’s operations (hereinafter referred to also as “cash advance”, “advance” or “payment”).  The amount of each such cash call shall be equal to the funds necessary to discharge obligations under the approved Work Program and Budget during the month concerned.  For informational purposes the cash call shall also contain an estimate of the funds required for the succeeding month.

1.6.2
Further cash calls shall be made and delivered in writing to all Non-Operators not less than twenty one (21) Days before the payment due date.  The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. Any charges related to payment and transfer of advances from a Non-Operator shall be borne by that Non-Operator.

1.6.3
Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of cash requirements, Operator may make a written request of the Non-Operators for extraordinary advances covering the Non-Operators’ share of such payments.  Each such Non-Operator shall make its proportional extraordinary advances within twenty one (21) Days after receipt of such notice.

1.6.4
If a Non-Operator’s advances exceed its share of cash expenditures, the next succeeding cash calls made to this Non-Operator, after such determination, shall be reduced accordingly.  A Non-Operator may request that its excess advances be refunded.  Operator shall make such refund within ten (10) Days after receipt of the Non-Operator’s request provided that the amount requested is in excess of the equivalent of ten thousand U.S. dollars (USD 10,000).

1.6.5
If Non-Operator’s advances are less than its share of cash expenditures, the deficiency shall, at the Operator’s option, be added to subsequent cash calls or be paid by Non-Operators within twenty one (21) Days following the issue of Operator’s billing to Non-Operators for such deficiency.

1.6.6
Payments of advances shall be made on or before the due date.  If these payments are not received by the due date and funds of the other Parties, in accordance with Clause 1.6.5, are used to meet this shortfall, the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate.  For the purpose of determining the unpaid balance and interest owed, Operator shall translate to Polish currency all amounts owed in other currencies using the average currency exchange rate applicable at the close of the last Business Day prior to the due date for the unpaid balance as quoted by the National Bank of Poland.  If any Party fails to pay in full its Percentage Interest share of any advance by the due date, the provisions of Article VIII of the Agreement shall apply and the defaulting Party shall be liable for interest charged by the Operator on behalf of the Non-Defaulting Parties at the rate provided in Article VIII of the Agreement.

1.6.7
Any interest accrued on funds paid by the Parties to the Joint Account shall be applied against the next succeeding cash call or, if so directed by the Operating Committee, distributed among the Parties on an equitable basis.

1.6.8
Subject to the provisions of applicable law, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations.  The cost of any such conversion shall be charged to the Joint Account.

1.6.9	Operator shall endeavour to maintain funds held in separate Joint Account at a level consistent with that required for the prudent conduct of Joint Operations.

1.6.10	The provisions under this Section 1.6 pertaining to obligations with respect to payments and advances by Non-Operators, shall apply also to Operator as a Party to the Agreement.

1.7           Adjustments

Payments of any advances shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all documents rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct (reliable) after twenty-four (24) months following the end of such Calendar Year, unless within the said twenty-four (24) month period a Non-Operator makes a written claim on Operator for adjustment. The provisions of this Section 1.7 shall not prevent adjustments resulting from a physical inventory of the Joint Property as provided for in Section VI.  Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) month period if these adjustments result from audit outside of this Agreement, third party claims, or the requirements of law.  Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8           Audits

1.8.1
A Non-Operator, upon at least thirty (30) Days advance notice in writing, shall have the right to audit the charges to the Joint Account and records of Operator relating to the accounting hereunder for any Calendar Year within the twenty-four (24) month period following the end of such Calendar Year. The cost of each audit under this Clause 1.8 shall be borne by Non-Operator conducting the audit.  Immediately following the audit Non-Operator must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit. Where there are two or more Non-Operators conducting the audit pursuant to this Clause 1.8, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator and the Joint Operations.

Operator shall respond to all audit exceptions within sixty (60) Days of receipt of the audit report.  If the Operator does not respond to an audit exception included in the Audit Report within the 60 day period, the audit exception shall be considered to be granted to the Joint Accounts by the Operator. All audit exceptions granted by the Operator must be credited to the Joint Account in the next monthly statement following the date the audit exceptions are granted.  Any unresolved audit exceptions after one year (from the date of the audit report) shall be resolved through arbitration conducted pursuant to the Agreement, with the Operator and Non-Operators sharing the cost of the arbitration (as defined in Clause 18.2 of the Agreement) equally.

Operator shall endeavor to produce information from Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account.  If an Affiliate considers such information confidential or proprietary or if such Affiliate will not allow the Non-Operators to audit its accounts, the statutory auditor of the Affiliate shall be used to confirm the information, as required, provided such statutory auditor is an internationally recognized firm of public accountants.  The auditing Non-Operator may instruct the statutory auditor on the scope of such confirmation; however, the scope shall be subject to the approval of the Affiliate in question, such approval not to be unreasonably withheld.  Should the statutory auditor of the Affiliate decline to confirm, or not be an internationally recognized independent firm of public accountants, the auditing Non-Operators shall select an internationally recognized independent firm of public accountants to carry out such confirmation, subject to the approval of the Affiliate in question, such approval not to be unreasonably withheld.  The cost of such audit by the statutory auditor or the independent firm of public accountants, as the case may be, shall be borne by Non-Operators who requested such audit.

1.8.2
Any information obtained by a Non-Operator under the provisions of this Section 1.8 which does not relate directly to the Joint Account shall be kept confidential and shall not be disclosed to any party, except as otherwise permitted by the Agreement.

1.8.3
In the event that the Operator is required by law to employ a statutory accountant to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

1.9           Invoicing for Sales of Hydrocarbons

If either Party purchases other Party’s Entitlement, the Party whose Entitlement is so purchased shall issue related invoices monthly and such invoices shall be payable within 21 days of issue, unless otherwise agreed by the Parties concerned.

SECTION II - DIRECT CHARGES

If practical, each Party shall contract severally for goods and services required for Joint Operations.  In such an event, each Party shall charge and re-invoice the cost of performing such agreements to the Operator, including the costs of purchase proven by documents issues by third parties, but without any commission or other surcharges. Such contracts shall be negotiated by the Operator as agent for all the Parties, in accordance with approved Budgets and AFE’s as per Clause 6 of the Joint Operating Agreement.  Where it is deemed by the Operator to be more efficient, goods and services may be directly supplied or contracted by the Operator.

Operator shall charge the Joint Account with all costs and expenditures incurred in connection with Joint Operations.  Except as otherwise provided in Sections 2.5, 2.6 or 2.8.1 below the charges for services normally provided by an entity being operator according to international practice, which are provided by Operator’s Affiliates shall reflect the cost actually borne by the Affiliate but shall not exceed the charges of third parties independent from the Operator for similar services. The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under the Agreement and for purposes of complying with the tax laws of Poland and of such other countries to which any of the Parties may be subject.

Any charging of the Joint Account should be consistent with the source documents confirming the expenditure.

Charging of Joint Account with all costs and expenditures as specified in this Section II shall mean taking into account the appropriate amounts of goods and services tax, excise and other tax charges, pursuant to Article 1.48 of the Agreement and Section 1.9.2 above. The Operator shall be responsible for timely payment from the Joint Account of any such public charges (including, without limitation, property taxes and royalties) related to the Joint Operations.

Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1           Licenses, Permits, Etc.

All costs attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits and surface or other rights acquired for Joint Operations as well as license payments pursuant to the Petroleum Contract.

2.2           Salaries of Operator’s employees

2.2.1	The salaries of employees of Operator directly engaged in Joint Operations in Poland, whether temporarily or permanently assigned.

2.2.2
Other benefits payable to those employees in connection with their engagement in the Joint Operations, such as allowances and regulated bonuses, and, to the extent approved by the Operating Committee, Operator’s expenses related to training of personnel, and their food, and accommodation.

2.2.3	Charges payable pursuant to the applicable Polish law in connection with the employment.

Annual expenses to be incurred pursuant to the above provisions shall be subject to approval by the Operating Committee, without prejudice to Clause 2.2.2 above.

2.3           Employee Expenses (including related travel costs)

Reasonable employee expenses relating to Joint Operations (including related travel costs).  Such expenses should be those that are normally reimbursed to employees under the usual practice of Operator.

2.4           Offices, Camps, and Miscellaneous Facilities

Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations in Poland.  If such facilities serve operations in addition to the Joint Operations, the costs shall be allocated in proportion to their use.

2.5           Material

Cost of Material purchased or furnished by Operator shall include, but are not limited to, export brokers’ fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance.

2.6           Service Purchasing Fee

When economical to do so, and required for the benefit of the Joint Operations, Operator may request its Affiliates to provide purchasing, expediting and traffic coordination services. Charges to the Joint Account for the provision of these purchasing services shall be based on the Affiliate’s standard purchasing fee and shall not exceed the charges of independent third parties for similar services and shall be subject to approval by the Operating Committee
.
The fee shall be reviewed periodically by Operator’s Affiliates, and future changes shall be made upward or downward as indicated by the Affiliate’s cost experience for the provision of these purchasing services.  Any changes affecting the charges to the Joint Account shall be subject to notification by Operator to, and approval by, the Operating Committee.

2.7           Charges for Exclusively Owned Equipment and Facilities of Operator and Affiliates

Charges for exclusively owned equipment, facilities, and utilities of Operator and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder.  Operator shall furnish Non-Operators a list of rates and the basis of application; use of exclusively owned equipment shall be subject to approval by the Operating Committee.  Such rates shall be revised from time to time, but not more than once every six months.

Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.8           Services

The cost of services ordered, as the case may be, by either the Operator or by the Parties for the Joint Operations provided by third parties, shall not exceed those of comparable quality and availability and shall be subject to annual approval by the Operating Committee.

2.9           Insurance

Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Joint Operations.

2.10           Damages and Losses to Property

2.10.1
All costs or expenditures necessary to cure damage incurred by fire, flood, storm, theft, accident, or any other cause.  Operator shall furnish Non-Operators written notice of damage incurred in excess of the equivalent of fifty thousand U.S. dollars (USD 50,000) as soon as practical after report of the same has been received by Operator.  All losses in excess of the equivalent of fifty thousand U.S. dollars (USD 50,000) shall be listed separately in the monthly statement of costs and expenditures.

2.10.2
Credits for settlements received from insurance covering Joint Property.  Each Party shall be credited with its Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.11           Litigation and Legal Expenses

The costs and expenses of litigation and legal services necessary for the protection of the Joint Operations under the Agreement as follows:

2.11.1
Legal services necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys’ fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.11.2
If the Parties hereunder shall so agree, actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to Operator for the Joint Account, but no such charges shall be made until approved by the Parties.

2.12           Mandatory Payments

Any mandatory payments or contributions of every kind and nature, assessed or levied upon the Parties in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

2.13           Other Expenditures

Any other costs and expenditures incurred by Operator for the proper conduct of the Joint Operations in accordance with the approved Work Program and Budget and not covered in this Section II or in Section III.

SECTION III – OVERHEAD AND ADMINISTRATION COSTS

3.1           Lump-sum Costs

The Operator shall have the right to charge to the Joint Account an amount based on the quantity of Gas or Crude Oil produced from each field within the Contract Area (expressed as GZ-50 gas equivalent or as 0.85 g/cm3 crude oil equivalent, respectively), calculated in accordance with the table below, representing its overhead and administration costs incurred in connection with the Mining Usufruct Holder Operations hereunder.

Annual production converted into GZ-50 high-methane gas [m³]	Annual production converted into crude oil of 0.85 g/cm3 [t]	Annual lump-sum overhead and administration costs [PLN]
1,000,000 – 10,000,000	850-8500	100,000
10,000,001 – 50,000,000	8501-42,500	180,000
50,000,001 – 100,000,000	42,501-85,000	250,000
100,000,001 – 200,000,000	85,001-170,000	300,000
more than 200,000,000	more than 170,000	400,000

With respect to a field producing both Gas and Crude Oil, the lump sum cost specified above shall be calculated based on production of either, but no more than one of those minerals, at Operator’s option.

The amount of lump-sum costs shall be provisionally established for any calendar year based on the expected production determined by the Operating Committee upon motion of the Operator, and shall be split into twelve monthly instalments.  A Non-Operator shall pay its share (according to its Interest) of the monthly instalment within 21 days of receipt of the Operator’s invoice.  At the year end, any overpayment or underpayment shall be settled within 60 days following delivery by the Operator of the actual production figures.

If the annual production of gas from a field within the Contract Area is less than 1,000,000 cubic meters (expressed as GZ-50 gas equivalent) or 850 tons of crude oil (expressed as 0.85 g/cm3 crude oil equivalent), the Operator shall not be entitled to charge overhead and administration costs, unless the Operating Committee decides otherwise.

3.2           Costs Approved by Operating Committee

The Operating Committee may determine a different amount of overhead and administration costs than specified above.  Any Party proposing a different amount shall provide a reasoned motion.  Upon request of a Non-Operator making such a motion, the Operator shall provide calculation of its overhead and administration costs to the Operating Committee.

SECTION IV - ACQUISITION OF MATERIAL

4.1           Acquisitions

The price of Materials purchased by any or all of the Parties for the Joint Account shall include, but shall not be limited to export broker’s fees, public duties in connection with import, rate of exchange differences, insurance, transportation charges, loading and unloading fees, warehousing fees, license fees, demurrage (retention charges) and the initial construction and shall be decreased by the commercial reductions and discounts.

4.2           Materials Furnished by Operator

Materials required for Joint Operations shall be purchased for direct charge (as the price paid) to the Joint Account whenever practicable and allowed by the applicable provisions of law, except the Operator may furnish such Materials from its stock under the conditions below and the Materials purchased shall be a part of Joint Property.

4.2.1	New Materials

New Materials transferred from the warehouse or other properties of Operator shall be priced in accordance with Section 4.1 above, in accordance with valuation rules applied by the Operator with respect to outgoing materials.

Such net costs shall in no event exceed the then current market price.

4.2.2	Used Materials

4.2.2.1
Materials which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be priced at seventy-five percent (75%) of such new purchase net cost at the time of transfer.

4.2.2.2
Materials not meeting the requirements of Section 4.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned, shall be priced at fifty percent (50%) of such new purchase net cost at the time of transfer.  The cost of reconditioning shall also be charged to the Joint Account provided the price of this Material plus cost of reconditioning, does not exceed price specified in Section 4.2.2.1; and provided that this Material will meet the requirements specified in Section 4.2.2.1 upon being repaired or reconditioned.

4.2.2.3	Materials which cannot be classified according to the above rules shall be priced at a value commensurate with their use.

4.2.2.4
Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this Section 4.2.2 of Section IV, and priced on the basis of knocked-down price of like new Material.

4.2.2.5
Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose shall be priced on the basis of the price of items normally used for such other purpose if sold to third parties.

4.3           Premium Prices

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least twenty (20) Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations, provided the cost of which exceeds the equivalent of twenty thousand U.S. dollars (USD 20,000).  Each Non-Operator shall have the right, by so electing and notifying Operator within twenty (20) Days (or such shorter period as may be specified by Operator) after receiving notice from Operator, to furnish in kind all or part of his share of such Material. The Material (part thereof) should be suitable for use and acceptable to Operator both as to quality and time of delivery.  Such acceptance by Operator shall not be unreasonably withheld.  If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties.  If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator.

4.4           Warranty of Material Furnished by Operator

Operator does not warrant the Material furnished.

4.5           Material Furnished by Non-Operator or Affiliate

In exceptional cases and subject to approval by the Operating Committee, Materials or services may be purchased by a Non-operator or its Affiliate. Any Material purchased for the Joint Property by a Non-operator or its Affiliate shall be debited proportionally to the respective Interests of each Party to the Joint Account at the purchase price, unless the Operating Committee decides otherwise.

SECTION V - DISPOSAL OF MATERIALS

5.1           Disposal

Operator shall have the right to dispose of Materials having an original cost to the Joint Accounts either individually or in the aggregate equal to twenty thousand U.S. Dollars (USD 20,000) or more (exclusive of VAT) but shall advise and secure prior agreement of the Operating Committee for the proposed disposal.

5.2           Material Purchased by a Party or Affiliate

Proceeds of the sale of Materials from the Joint Property, purchased by a Party or an Affiliate thereof shall be credited by Operator for the benefit of the Joint Account in proportion to the respective Interests of the Parties, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3           Sales to Third Parties

Proceeds of the Materials purchased by third parties shall be credited by Operator to the benefit of the Joint Account in proportion to the respective Interests of the Parties at the price collected by Operator from the buyer.  If the sales price is less than that determined in accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required prior to the sale.  Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account in proportion to the respective Interests of the Parties if and when paid by Operator.

SECTION VI – INVENTORIES

6.1           Periodic Inventories - Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of all Material on which detailed accounting records are normally maintained.  The expense of conducting periodic inventories shall be charged to the Joint Account in proportion to the respective Interests of the Parties.  Operator shall give Non-Operators written notice at least thirty Days (30) in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present.  The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages.  Inventory adjustments to the Joint Account shall be made for overages and shortages in proportion to the respective Interests of the Parties.  Any adjustment equivalent to five thousand U.S. Dollars (USD 5,000) or more shall be brought to the attention of the Operating Committee.

6.2           Special Inventories

Whenever there is a change of Interest, or a sale thereof, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof.  In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

SECTION VII – DEPRECIATION

Unless the Parties agree otherwise, each Party may enter the applicable share (in accordance with its Interest) of the value of any fixed assets or intangibles produced or purchased pursuant to the Mining Users Operations into its accounting books and may depreciate it accordingly.  For the avoidance of doubt, with respect to any assets produced or purchased in connection with Sole Risk Operations, the above rights shall solely apply to the Sole Risk Parties.

SECTION VIII – COMPLIANCE WITH LAW

The Accounting Procedure, including the settlements of the Parties within the scope of Joint Venture, shall in no event contravene any universally binding provisions of Polish law. In the event of a collision between such provisions and the Accounting Procedure, Article 19.3 of the Agreement shall be applied accordingly.

APPENDIX B

DESCRIPTION OF THE CONTRACT AREA

The Contract Area shall include the areas covered by the following concessions:

1.           Concession No. 5/2007/p for the 234 concession block area of the following coordinates:

Point	Longitude (East)	Latitude (North)

1	20o34’07,10”	52o00’00”
2	20o34’07,10”	52o02’53,06”
3	20o30’00”	52o02’53,06”
4	21o00’00”	52o00’00”
5	21o00’00”	52o15’00”
6	20o30’00”	52o15’00”

The area of administrative borders of Podkowa Lesna town was excluded.

2.           Concession No. 48/2008/p for the 235 concession block area of the following coordinates:

Point	Longitude (East)	Latitude (North)

1	21o00’00”	52o00’00”
2	21o30’00”	52o00’00”
3	21o30’00”	52o05’45,6”
4	21o00’00”	52o05’45,6”

3.           Concession No. 11/2007/p for the 254 concession block area of the following coordinates:

Point	Longitude (East)	Latitude (North)

1	20o30’00”	51o45’00”
2	21o00’00”	51o45’00”
3	21o00’00”	52o00’00”
4	20o30’00”	52o00’00”

4.           Concession No. 15/2007/p for the 274N concession block area of the following coordinates:

Point	Longitude (East)	Latitude (North)

1	20o30’00”	51o37’30”
2	20o30’00”	51o45’00”
3	21o00’00”	51o45’00”
4	21o00’00”	51o42’00”
5	20o55’30”	51o42’00”
6	20o55’30”	51o40’30”
7	20o50’00”	51o40’30”
8	20o50’00”	51o40’00”
9	20o45’00”	51o40’00”
10	20o45’00”	51o39’30”
11	20o37’30”	51o39’30”
12	20o37’30”	51o37’30”

B-1

5.           Concession No. 33/97/L for the 255 concession block area of the following coordinates:

Point	Longitude (East)	Latitude (North)

1	21o00’00”	52o00’00”
2	21o30’00”	52o00’00”
3	21o30’00”	51o45’00”
4	21o00’00”	51o45’00”

B-2

APPENDIX C

PETROLEUM CONTRACT DOCUMENTS

APPENDIX D

PRINCIPLES OF NATURAL GAS SALES MANAGEMENT

The Parties agree to cooperate in good faith to reach an agreement regarding the principles of individual sale of Natural Gas as provided for in Article 9.3 of the Agreement, within twelve (12) months from the execution of the Agreement. The principles shall be prepared by the Operating Committee and its sub-committees. Once approved by the Operating Committee and signed by authorized representatives of the Parties, such principles shall become part of the Agreement.

APPENDIX E

PRINCIPLES OF CRUDE OIL SALES MANAGEMENT

The Parties agree to cooperate in good faith to reach an agreement regarding the principles of individual sale of Crude Oil as provided for in Article 9.2 of the Agreement, within twelve (12) months from the execution of the Agreement. The principles shall be prepared by the Operating Committee and its sub-committees. Once approved by the Operating Committee and signed by authorized representatives of the Parties, such principles shall become part of the Agreement.